Exhibit 1

Oi S.A. – under Judicial Reorganization and Subsidiaries

Consolidated Balance Sheets as at June 30, 2016 and December 31, 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Assets	Notes	06/30/2016	12/31/2015

Current assets
Cash and cash equivalents	8	4,852,353	14,898,063
Cash investments	8	213,216	1,801,720
Derivative financial instruments	18	313,808	606,387
Accounts receivable	9	8,765,453	8,379,719
Inventories		384,732	351,993
Current recoverable taxes	10	879,425	915,573
Other taxes	11	1,130,853	922,986
Judicial deposits	12	1,202,256	1,258,227
Pension plan assets	23	4,013	753
Prepaid expenses		689,512	293,036
Held-for-sale assets	26	5,822,384	7,686,298
Other assets		816,105	952,254
Total current assets		25,074,110	38,067,009
Non-current assets
Cash investments	8	40,586	125,966
Derivative financial instruments	18		6,780,316
Deferred recoverable taxes	10	7,794,037	8,883,002
Other taxes	11	853,313	659,899
Judicial deposits	12	13,893,032	13,119,130
Pension plan assets	23	133,176	129,128
Prepaid expenses		28,112	71,194
Other assets		218,357	225,310
Investments	13	139,731	154,890
Property, plant and equipment	14	25,519,183	25,497,191
Intangible assets	15	3,482,024	3,301,771
Total non-current assets		52,101,551	58,947,797
Total assets		77,175,661	97,014,806
Current liabilities
Payroll, related taxes and benefits		682,317	660,415
Trade payables	16	5,111,389	5,004,833
Borrowings and financing	17	46,610,730	11,809,598
Derivative financial instruments	18	194,948	1,988,948
Current taxes payable	10	277,357	339,624
Other taxes	11	1,584,815	1,553,651
Dividends and interest on capital		39,965	96,433
Licenses and concessions payable	19	62,446	911,930
Tax refinancing program	20	98,269	78,432
Provisions	21	931,808	1,020,994
Provisions for pension funds	23	125,417	144,589
Liabilities associated to held-for-sale assets	26	519,935	745,000
Other payables		1,019,434	1,219,624
Total current liabilities		57,258,830	25,574,071
Non-current liabilities
Borrowings and financing	17		48,047,819
Derivative financial instruments	18		521,395
Other taxes	11	992,863	924,337
Licenses and concessions payable	19	7,298	6,607
Tax refinancing program	20	673,460	716,656
Provisions	21	3,772,632	3,413,972
Provisions for pension funds	23	411,847	399,431
Other payables		2,803,520	3,004,307
Total non-current liabilities		8,661,620	57,034,524
Equity attributable to controlling shareholders	22
Capital		21,438,374	21,438,374
Share issue costs		(377,429)	(377,429)
Capital reserves		7,016,003	7,016,003
Treasury shares		(5,531,092)	(5,531,092)
Other comprehensive income		(283,699)	338,226
Changes in equity interest percentage		3,916	3,916
Accumulated losses		(11,833,551)	(9,672,334)
		10,432,522	13,215,664
Equity attributable to noncontrolling shareholders	26	822,689	1,190,547
Total equity		11,255,211	14,406,211
Total liabilities and equity		77,175,661	97,014,806

The accompanying notes are an integral part of these financial statements.	1

Oi S.A. – under Judicial Reorganization and Subsidiaries

Consolidated Statements of Operations For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	Notes	06/30/2016	06/30/2015
Continuing operations

Net operating revenue	4 and 5	13,279,240	13,823,721

Cost of sales and/or services	5	(8,260,316)	(7,502,780)

Gross profit		5,018,924	6,320,941

Operating income (expenses)
Share of profits of investees	5 and 13	(922)	514
Selling expenses	5	(2,215,306)	(2,371,149)
General and administrative expenses	5	(1,850,846)	(1,946,430)
Other operating income	5	789,040	547,170
Other operating expenses	5	(1,249,397)	(1,131,665)

		(4,527,431)	(4,901,560)

Profit before financial income (expenses) and taxes		491,493	1,419,381

Financial income	5 and 6	713,317	877,304
Financial expenses	5 and 6	(1,993,724)	(3,355,991)

Financial income (expenses)	5 and 6	(1,280,407)	(2,478,687)

Pre-tax loss		(788,914)	(1,059,306)

Income tax and social contribution
Current	7	(307,304)	(397,604)
Deferred	7	(1,203,445)	600,847

Loss from continuing operations		(2,299,663)	(856,063)

Discontinued operations

Profit for the quarter from discontinued operations, net (net of taxes)			1,080,061

Profit (loss) for the period		(2,299,663)	223,998
Profit (loss) attributable to owners of the Company		(2,161,217)	218,500
Profit (loss) attributable to non-controlling interests		(138,446)	5,498

Basic and diluted earnings (loss) per share:	22(h)
Common shares – basic and diluted (R$)		(3.20)	0.28
Preferred shares – basic and diluted (R$)		(3.20)	0.28

Basic and diluted loss per share - discontinued operations:	22(h)
Common shares – basic and diluted (R$)		(3.20)	(1.12)
Preferred shares – basic and diluted (R$)		(3.20)	(1.12)

The accompanying notes are an integral part of these financial statements.	2

Oi S.A. – under Judicial Reorganization and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss) For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	06/30/2016	06/30/2015
Continuing operations

Profit (loss) for the period	(2,299,663)	223,998

Hedge accounting gains (losses)	534,372	(17,827)
Actuarial gains (losses)	(10,083)	10,475
Exchange gains on investment abroad	(967,954)	(78,478)

Comprehensive income before taxes – continuing operations	(2,743,328)	138,168

Effect of taxes on other comprehensive income:
Hedge accounting	(181,687)	6,062
Actuarial gains (losses)	3,428	(3,562)

Comprehensive income – continuing operations	(2,921,587)	140,668

Discontinued operations

Comprehensive income of discontinued operations		45,018

Total comprehensive income for the period	(2,921,587)	185,686

Comprehensive income attributable to owners of the Company	(2,783,141)	180,188
Comprehensive income attributable to non-controlling interests	(138,446)	5,498

The accompanying notes are an integral part of these financial statements.	3

Oi S.A. – under Judicial Reorganization and Subsidiaries

Consolidated Statements of Changes in Equity for the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	Paid-in capital	Capital reserves, stock options granted and treasury shares	Profit reserves	Retained earnings or accumulated losses	Other comprehensive income	Equity	Non-controlling interests	Consolidated equity
Balance at December 31, 2015	21,438,374	1,484,911		(9,672,334)	(35,287)	13,215,664	1,190,547	14,406,211
Loss for the period				(2,161,217)		(2,161,217)	(138,446)	(2,299,663)
Hedge accounting gain					297,390	297,390		297,390
Subsidiaries' hedge accounting gain					55,294	55,294		55,294
Actuarial loss					(6,655)	(6,655)		(6,655)
Exchange losses on investment abroad					(366,272)	(366,272)	(229,412)	(595,684)
Exchange losses on subsidiaries' investment abroad					(601,682)	(601,682)		(601,682)
Balance at June 30, 2016	21,438,374	1,484,911		(11,833,551)	(657,212)	10,432,522	822,689	11,255,211

	Paid-in capital	Capital reserves, stock options granted and treasury shares	Profit reserves	Retained earnings or accumulated losses	Other comprehensive income	Equity	Non-controlling interests	Consolidated equity
Balance at December 31, 2014	21,438,220	1,610,071	1,933,354	(4,024,184)	(3,155,169)	17,802,292	1,509,197	19,311,489
Capital increases	154	1,933,200	(1,933,354)
Share issue costs
Exchange of treasury shares		(3,163,540)			3,163,540
Loss for the period				218,500		218,500	5,498	223,998
Hedge accounting losses					(19,968)	(19,968)		(19,968)
Subsidiaries' hedge accounting gain					8,203	8,203		8,203
Actuarial gain					6,913	6,913		6,913
Subsidiaries' actuarial gains transferred to accumulated losses				(707,433)	714,654	7,221		7,221
Exchange gains/losses on investment abroad					451,004	451,004	(55,050)	395,954
Exchange gains on subsidiaries' investment abroad					365,495	365,495		365,495
Obligations in equity instruments					(268,921)	(268,921)		(268,921)
Other comprehensive income					144,735	144,735		144,735
Comprehensive income transferred to income for the period					(1,709,347)	(1,709,347)		(1,709,347)
Balance at June 30, 2015	21,438,374	379,731		(4,513,117)	(298,861)	17,006,127	1,459,645	18,465,772

The accompanying notes are an integral part of these financial statements.	4

Oi S.A. – under Judicial Reorganization and Subsidiaries

Consolidated Statements of Cash Flows For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	06/30/2016	06/30/2015
Operating activities - continuing operations
Loss before income tax and social contribution	(788,914)	(1,059,306)
Non-cash items
Charges, interest income, and inflation adjustment	(5,274,874)	3,780,256
Financial instrument transactions	5,079,077	(1,722,051)
Depreciation and amortization	2,709,610	2,392,679
Losses on receivables	291,537	324,148
Provisions	494,457	524,202
Provision for pension plans	5,800	4,544
Equity in investees	922	(514)
Loss on write-off of permanent assets	13,975	2,470
Concession Agreement Extension Fee - ANATEL	48,212	35,338
Employee and management profit sharing	10,649	6,087
Inflation adjustment to provisions	194,403	115,362
Inflation adjustment to tax refinancing program	16,189	52,864
Expired dividends	(37,015)	(93,257)
Other	(112,277)	(364,068)

	2,651,751	3,998,754
Changes in assets and liabilities
Accounts receivable	(476,329)	(1,109,336)
Inventories	354	32,725
Taxes	(784,664)	(290,334)
Held-for-trading cash investments	(1,282,267)	(4,575,807)
Redemption of held-for-trading cash investments	2,984,198	1,702,865
Trade payables	(203,266)	(426,672)
Payroll, related taxes and benefits	(88,520)	(230,373)
Provisions	(447,163)	(491,609)
Provision for pension plans	(50,000)	(139,324)
Changes in assets and liabilities held for sale	346,503	(863,217)
Dividends and interest on capital	7,457	48,076
Other assets and liabilities	(1,147,994)	430,455

	(1,141,691)	(5,912,551)

Financial charges paid	(2,230,705)	(2,183,166)
Income tax and social contribution paid - Company	(86,191)	(126,228)
Income tax and social contribution paid - third parties	(107,816)	(97,520)

	(2,424,712)	(2,406,914)

Cash flows from operating activities - continuing operations	(914,652)	(4,320,711)

Cash flows from operating activities - discontinued operations		485,342

Net cash generated by operating activities	(914,652)	(3,835,369)

The accompanying notes are an integral part of these financial statements.	5

Oi S.A. – under Judicial Reorganization and Subsidiaries

Consolidated Statements of Cash Flows For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(continued)

	06/30/2016	06/30/2015

Investing activities - continuing operations
Purchases of tangibles and intangibles	(2,173,655)	(1,880,384)
Proceeds from the sale of investments, tangibles and intangibles	2,265	29,251
Cash received for the sale of PT Portugal		17,218,275
Judicial deposits	(1,149,494)	(1,010,161)
Redemption of judicial deposits	510,771	483,512
Changes in cash and cash equivalents for the period		201,591
Increase/(decrease) in permanent investments		(144)

Cash flows from investing activities - continuing operations	(2,810,113)	15,041,940

Cash flows from investing activities - discontinued operations		(194,739)

Net cash used in investing activities	(2,810,113)	14,847,201

Financing activities - continuing operations
Borrowings net of costs		4,711,333
Repayment of principal of borrowings, financing, and derivatives	(6,238,467)	(5,279,028)
Proceeds from (repayments of) derivative financial instrument transactions	212,794	1,358,514
Licenses and concessions	(203,449)	(347,215)
Tax refinancing program	(49,186)	(46,000)
Payment of dividends and interest on capital	(37,762)	(26,931)

Cash flows from financing activities - continuing operations	(6,316,070)	370,673

Cash flows from financing activities - discontinued operations		(492,194)

Net cash used in financing activities	(6,316,070)	(121,521)

Foreign exchange differences on cash equivalents	(4,875)	156,071

Cash flows for the period	(10,045,710)	11,046,382

Cash and cash equivalents

Closing balance	4,852,353	13,495,588
Opening balance	14,898,063	2,449,206

Changes in the period	(10,045,710)	11,046,382

ADDITIONAL DISCLOSURES RELATING TO THE STATEMENT OF CASH FLOWS

Non-cash transactions

	06/30/2016	06/30/2015
Variance between economic and financial investment (PP&E and intangible assets)	223,903	140,690
Offset of judicial deposits against provisions	174,466	170,637

The accompanying notes are an integral part of these financial statements.	6

Oi S.A. – under Judicial Reorganization and Subsidiaries

Consolidated Statements of Value Added For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	06/30/2016	06/30/2015

Revenue

Sales of goods and services	23,211,118	22,250,023
Voluntary discounts and returns	(5,957,190)	(4,265,833)
Allowance for doubtful accounts	(291,537)	(351,564)
Other income	759,529	522,194

	17,721,920	18,154,820

Inputs purchased from third parties

Interconnection costs	(580,075)	(956,473)
Supplies and power	(671,688)	(644,550)
Cost of sales	(152,113)	(223,525)
Third-party services	(4,440,533)	(4,367,145)
Other	(426,665)	(419,873)

	(6,271,074)	(6,611,566)

Gross value added	11,450,846	11,543,254

Retentions

Depreciation and amortization	(2,709,610)	(2,490,872)
Provisions (includes inflation adjustment)	(688,860)	(607,403)
Loss for the year of discontinued operations		1,080,061
Other expenses	(313,779)	(124,044)

	(3,712,249)	(2,142,258)

Wealth created by the Company	7,738,597	9,400,996

Value added received as transfer

Equity in investees	(922)	514
Financial income	713,317	877,304

	712,395	877,818

Wealth for distribution

	8,450,992	10,278,814

Wealth distributed
Personnel
Salaries and wages	(908,443)	(821,487)
Benefits	(247,555)	(219,250)
Severance Pay Fund (FGTS)	(84,132)	(84,555)
Other	(35,906)	(30,885)

	(1,276,036)	(1,156,177)
Taxes and fees
Federal	(2,121,430)	(570,814)
State	(3,164,152)	(3,281,611)
Municipal	(90,672)	(77,492)

	(5,376,254)	(3,929,917)

The accompanying notes are an integral part of these financial statements.	7

Oi S.A. – under Judicial Reorganization and Subsidiaries

Consolidated Statements of Value Added For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(continued)

	06/30/2016	06/30/2015

Lenders and lessors
Interest and other financial charges	(1,930,416)	(3,259,544)
Rents, leases and insurance	(2,167,949)	(1,709,178)

	(4,098,365)	(4,968,722)

Shareholders

Non-controlling interests	138,446	(5,498)
Retained losses	2,161,217	(218,500)

	2,299,663	(223,998)

Wealth distributed	(8,450,992)	(10,278,814)

The accompanying notes are an integral part of these financial statements.	8

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

1.                  GENERAL INFORMATION

Oi S.A. – under judicial reorganization (“Company” or “Oi”), is a Switched Fixed-line Telephony Services (“STFC”) concessionaire, operating since July 1998 in Region II of the General Concession Plan (“PGO”), which covers the Brazilian states of Acre, Rondônia, Mato Grosso, Mato Grosso do Sul, Tocantins, Goiás, Paraná, Santa Catarina and Rio Grande do Sul, and the Federal District, in the provision of STFC as a local and intraregional long-distance carrier. Since January 2004, the Company also provides domestic and international long-distance services in all Regions and local services outside Region II started to be provided in January 2005. These services are provided under concessions granted by Agência Nacional de Telecomunicações - ANATEL (National Telecommunications Agency), the regulator of the Brazilian telecommunications industry.

The Company is headquartered in Brazil, in the city of Rio de Janeiro, at Rua do Lavradio, 71 – 2º andar.

The Company also holds: (i) through its wholly-owned subsidiary Telemar Norte Leste S.A. – under judicial reorganization (“Telemar”) a concession to provide fixed telephone services in Region I and nationwide International Long-distance services; and (ii) through its indirect subsidiary Oi Móvel S.A. – under judicial reorganization (“Oi Móvel”) a license to provide mobile telephony services in Region I, II and III.

The local and nationwide STFC long-distance concession agreements entered into by the Company and its subsidiary Telemar with the ANATEL are effective until December 31, 2025. These concession agreements provide for reviews on a five-year basis and in general have a higher degree of intervention in the management of the business than the licenses to provide private services, and also include several consumer protection provisions, as perceived by the regulator. On December 30, 2015, the ANATEL announced that the review to be implemented by the end of 2015 had been postponed to April 30, 2016. Subsequently, On April 29, 2016, the ANATEL decided, under a Resolution Circular Letter, postpone again the execution of the new agreements, this time to December 31, 2016.

In April 2014, as part of the combination transaction of the share bases of the Company and Pharol SGPS S.A. (new name of Portugal Telecom, SGPS, S.A., “Pharol”), a capital increase of the Company was approved through the public subscription of shares, which was partially paid-in through the assignment, by Pharol, of all the shares issued by PT Portugal SGPS, S.A. (“PT Portugal”).

The sale of all the shares of PT Portugal to Altice Portugal S.A. (“Altice”), involving basically the operations in Portugal and in Hungary, was completed on June 2, 2015. After this sale, the Company retained its stakes in the following former PT Portugal subsidiaries:

(i)                 100% of the shares of PT Participações SGPS, S.A. (“PT Participações”), holder of the operations in Africa, through Africatel Holdings BV (“Africatel”), and Timor, through Timor Telecom, S.A. (“Timor Telecom”);

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(ii)               100% of the shares of Portugal Telecom International Finance B.V. – under judicial reorganization (“PTIF”), CVTEL B.V. (“CVTEL”), and Carrigans Finance S.à.r.l. (“Carrigans”).

In Africa, the Company provides fixed and mobile telecommunications services indirectly through Africatel Holding BV (“Africatel”). The Company provides services in Namibia, Mozambique, and São Tomé, among other countries, notably through its subsidiaries Mobile Telecommunications Limited (“MTC”), Listas Telefónicas de Moçambique (“LTM”), and CST – Companhia Santomense de Telecomunicações, SARL (“CST”). Additionally, Africatel holds an indirect 25% stake in Unitel S.A. (“Unitel”) and a 40% stake in Cabo Verde Telecom, S.A. (“CVT”), which provide telecommunications services in Angola and Cape Verde.

In Asia, the Company provides fixed and mobile telecommunications services basically through its subsidiary Timor Telecom.

The Company is registered with the Brazilian Securities and Exchange Commission (“CVM”) and the U.S. Securities and Exchange Commission (“SEC”). Its shares are traded on the São Paulo Mercantile and Stock Exchange (“BM&FBOVESPA”) and its American Depositary Receipts (“ADRs”) representing Oi common shares and preferred shares traded on the New York Stock Exchange (“NYSE”).

The Board of Directors authorized the completion of these quarterly financial information at the meeting held on August 10, 2016, after being reviewed at the Board of Directors’ meeting held on August 10, 2016.

Judicial reorganization

On June 20, 2016, Oi, together with its direct or indirect wholly owned subsidiaries Oi Móvel, Telemar, Copart 4 Participações S.A. – under judicial reorganization (“Copart 4”), Copart 5 Participações S.A. – under judicial reorganization (“Copart 5”), PTIF, and Oi Brasil Holdings Cooperatief U.A. – under judicial reorganization (“Oi Holanda”) (collectively with the Company, the "Oi Companies") filed, as a matter of urgency, a request for judicial reorganization with the Court of the State of Rio de Janeiro, as approved by the Company’s Board of Directors and the authorized governing bodies of the Oi Companies.

As previously announced, the Company had been taking actions and conducting studies, together with its financial and legal advisors to optimize its liquidity and debt profile. The Company, after considering the challenges arising from its economical and financial situation and in light of the maturity schedule of its financial debts, threats to cash represented for imminent block or pledge of amounts in lawsuits, and in light of the urgency to adopt protection measures of the Oi Companies, concluded that the request for judicial reorganization was the most appropriate course of action at that time to (i) preserve the continuity of its offering of quality services to its customers, within the rules and commitments undertaken with the Brazilian National Telecommunications Agency (ANATEL), (ii) preserve the value of the Oi Companies, (iii) maintain the continuity of operations and corporate activities in an organized manner that protects the interests of the Oi Companies, its customers, shareholders and other stakeholders, and (iv) protect the Oi Companies cash and cash equivalents.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

The request for judicial reorganization was filed in light of the obstacles intended to adequately protect the Oi Companies against creditors while preserving the continuity of the Oi Companies’ operations to find a viable alternative with their creditors that would allow Company the objectives referred to above and allow for the appropriate protection of the Oi Companies against creditors, preserving their continuity as business concerns. Total payables to businesses and individuals not controlled by Oi listed in the documents filed with the judicial reorganization request is approximately R$65.4 billion, which take into consideration the financial debts and contingent liabilities.

The filing of the judicial reorganization was another step towards the Company’s financial restructuring, and that the Company would continue working to secure new customers while maintaining its service and product sales to all market segments, in all of its distribution and customer service channels. The installation, maintenance and repair activities will also continue to be performed on a timely basis. All Oi’s workforce will continue to work as usual, including the sales, operating and administrative activities. Oi keeps focusing in its investments in structuring projects aimed promoting the improvement of service quality to continue to bringing technologic advances, high service standards, and innovation to its customers.

On June 22, 2016, the United States Bankruptcy Court for the Southern District of New York (“U.S. Bankruptcy Court”) entered an order granting the provisional relief requested by Oi, Telemar, Oi Coop and Oi Móvel (all four collectively referred to as “Debtors”) in their United States bankruptcy code Chapter 15 cases that were filed on June 21, 2016.

The provisional relief prevents creditors from initiating actions against the Debtors or their property located within the territorial jurisdiction of the United States and parties from terminating their existing U.S. contracts with the Debtors.

On July 21, 2016, the U.S. Bankruptcy Court held a hearing to judge the Debtors’ request and no objection to the recognition was submitted and the U.S. Bankruptcy Court recognized the judicial reorganization as a main foreign proceeding with regard to each of the Debtors. As a result of this recognition, a stay is automatically applied, preventing the filing, in the United States, of any actions against the Debtors or their properties located within the territorial jurisdiction of the United States and parties from terminating their existing U.S. contracts with the Debtors.

On June 23, 2016, the High Court of Justice of England and Wales issued orders recognizing the judicial reorganization request in respect of the Company, Telemar and Oi Móvel filed in Brazil pursuant to Law 11101/2005, as a foreign main proceeding in accordance with the United Nations Commission on International Trade Law (UNCITRAL) Model Law on Cross-Border Insolvency (as set out in Schedule 1 to the Cross-Border Insolvency Regulations 2006 (S.I. 2006 No 1030)) ("Recognition Orders").

The Recognition Orders establish that the commencement or continuation of proceedings (including enforcement actions) in England and Wales relating to the Company’s, Telemar’s and Oi Móvel’s assets, rights, obligations or liabilities are stayed from June 23, 2016.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

On June 29, 2016, the Judge of the 7th Corporate Court of the Judicial District of the State Capital of Rio de Janeiro granted the processing of the judicial reorganization of the Oi Companies determining, among other measures, in particular:

a)                  to request that ANATEL present, within five days, up to 5 names of legal entities with competence and expertise on the subject to be evaluated for appointment as trustee;

b)                 the ratification of the decision to grant an emergency measure to exempt the Oi Companies from the requirement to present clearance certificates for the exercise of their activities;

c)                  the re-ratification of the decision to grant an emergency measure in regards to the suspension of all lawsuit and execution actions for 180 business days;

d)                 the suspension of the effectiveness of clauses inserted in contracts signed by the Oi Companies that cause the termination of such agreements due to the request for judicial reorganization;

e)                  permission for the Oi Companies to participate in all forms of bidding processes;

f)                  that the Oi Companies add "in judicial reorganization" after their respective business names, pursuant to Law 11101/2005;

g)                  the suspension of publicity surrounding protests and enrollment in the credit protection agencies, with respect to the Oi Companies, for a period of 180 business days;

h)                 the presentation by the Oi Companies of monthly statements of accounts throughout the judicial reorganization process, under penalty of dismissal of its officers;

i)                   that all Presidencies and General Internal Affairs of Justice of Brazil (Superior, State and Federal Courts), and Internal Affairs of the Regional Courts and Superior Labor Court are officiated, and inform of the suspension of lawsuits, in accordance with the terms described in the decision, and requesting notice from the lower courts, in the sense that: i) the eligibility of loans subject to judicial reorganization shall be formalized in accordance with Law 11101/2005, not through an Official Letter, but rather by formal request of the creditor itself, as instructed in the appropriate debt clearance certificate, and ii) the ongoing lawsuits, as plaintiffs or defendants, that demand a gross amount, as provided in Art.6, paragraph 1 of Law 11101/2005, shall continue the judgment in which they are being processed until execution; and the jurisdictional provisions reflecting asset constriction or in connection with a decision to block or pledge gross amounts that involve any kind of asset loss of the applicants or that interferes with the ownership of goods related to their business activity shall also be suspended, with the court processing the judicial reorganization being response for analyzing the specific case; and

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

j)                   the creditors may at any time request the convening of a General Meeting to establish a creditors committee or replace its members, subject to the provisions of Law 11101/2005.

The Court also ruled that the Oi Companies shall present their recovery plan within 60 business days– The decision granting the processing of judicial recovery of Oi Companies, particularly with regard to the form of procedural time limits in business days, is still subject to appeal and may be modified, as example, to be counted in calendar days the deadline for submission the judicial recovery plan for Oi Companies –, which shall comply with the requirements of Law No. 11101/2005.

On July 22, 2016, the judicial reorganization request filed by the Company’s management was ratified by the shareholders at a Company’s Extraordinary Shareholders’ Meeting.

The shareholders also authorized the Company’s management to take all the actions and practice all the acts necessary with regard to the judicial reorganization of the Oi Companies and ratified all the actions taken through that date.

Also on July 22, 2016, the 7th Corporate Court of the Judicial District of the State Capital of Rio de Janeiro appointed PricewaterhouseCoopers Assessoria Empresarial Ltda. and the law firm Arnoldo Wald to act as trustees of the Oi Companies.

Going concern

The Company's interim financial information for the quarter ended June 30, 2016 have been prepared assuming that the Company will continue as a going concern, based on management's assessment of (i) the achievement of reaching an agreement with the majority of Oi Group’s creditors in the judicial reorganization procedure and (ii) the approval of a judicial reorganization plan by the of its creditors and the confirmation of such plan by the Court.

The judicial reorganization is aimed at the continuation of the Oi group as a going concern. Based on the information available on this date, the Company has no reason to believe that it will not be possible to reach an agreement with the majority of Oi Group’s creditors. Furthermore, the Board of Directors have a reasonable expectation that the Oi Group can carry on their business and that their contracts will remain in force throughout the duration of the judicial reorganization. The going concern of the Company is ultimately depending on the successful outcome of the judicial reorganization and the realization of other forecasts of Oi Companies Group. These conditions and circumstances indicate that existence of a significant uncertainty may cast doubts as to the Oi Companies ability to continue as a going concern.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

2.                  SIGNIFICANT ACCOUNTING POLICIES

The accounting policies detailed below have been consistently applied in all fiscal years presented in these interim financial information, and have been consistently applied both by the Company and its subsidiaries.

(a)               Reporting basis

The Company’s quarterly information have been prepared for the period ended June 30, 2016, in accordance with CPC 21 (R1) issued by the Accounting Pronouncements Committee (CPC), which addresses interim financial reporting.

CPC 21 (R1) requires that management use certain accounting estimates. The quarterly information has been prepared based on the historical cost, except for certain financial assets and financial liabilities measured at their fair values.

This quarterly information does not include all the information and disclosures required in annual financial statements and should be read in conjunction with the annual financial statements for the year ended December 31, 2015, which have been prepared in accordance with the accounting practices adopted in Brazil. There were no changes in the accounting policies adopted in the period ended June 30, 2016 as compared to those applicable in the year ended December 31, 2015.

The assets and liabilities related to the operations in Africa are consolidated and stated in a single line item of the balance sheet as held-for-sale assets as a result of Management’s expectation and decision to hold these assets and liabilities for sale.

Functional and presentation currency

The Company and its subsidiaries operate mainly as telecommunications industry operators in Brazil, Africa, and Asia, and engage in activities typical of this industry. The items included in the financial statements of each group company are measured using the currency of the main economic environment where it operates ("functional currency"). The individual and consolidated financial statements are presented in Brazilian reais (R$), which is the Company’s functional and presentation currency.

Transactions and balances

Foreign currency-denominated transactions are translated into the functional currency using the exchange rates prevailing on the transaction dates. Foreign exchange gains and losses arising on the settlement of the transaction and the translation at the exchange rates prevailing at period-end, related foreign currency-denominated monetary assets and liabilities are recognized in the income statement, except when qualified as hedge accounting and, therefore, deferred in equity as cash flow hedges.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Group companies with a different functional currency

The profit or loss and the financial position of all Group entities, none of which uses a currency from a hyperinflationary economy, whose functional currency is different from the presentation currency are translated into the presentation currency as follows:

•         assets and liabilities are translating at the rate prevailing at the end of the reporting period;

•         revenue and expenses disclosed in the statement of profit or loss are translated using the average exchange rate;

•         all the resulting foreign exchange differences are recognized as a separate component of equity in other comprehensive income; and

•         goodwill and fair value adjustments, arising from the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing exchange rate.

As at June 30, 2016 and December 31, 2015, the foreign currency-denominated assets and liabilities were translated into Brazilian reais using mainly the following foreign exchange rates:

	Closing rate		Average rate
Currency	06/30/2016	12/31/2015	06/30/2016	06/30/2015
Euro	3.5414	4.2504	4.1289	3.3112
US dollar	3.2098	3.9048	3.7017	2.9709
Cabo Verdean escudo	0.0325	0.0390	0.0378	0.0306
Sao Tomean dobra	0.000150	0.000174	0.000172	0.000139
Kenyan shilling	0.0318	0.0382	0.0365	0.0317
Namibian dollar	0.2171	0.2510	0.2403	0.2491
Mozambican metical	0.0507	0.0832	0.0715	0.0831

(b)               Estimates and critical accounting judgments

In preparing the quarterly information, the Company’s management uses estimates and assumptions based on historical experience and other factors, including expected future events, which are considered reasonable and relevant. The use of estimates and assumptions frequently requires judgments related to matters that are uncertain with respect to the outcomes of transactions and the amount of assets and liabilities. Actual results of operations and the financial position may differ from these estimates. The estimates that represent a significant risk of causing material adjustments to the carrying amounts of assets and liabilities were disclosed in the Company’s financial annual statements referred to above.  In the period ended June 30, 2016, there was no material change in the accounting estimates adopted by the Company and its subsidiaries.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

3.                  FINANCIAL INSTRUMENTS AND RISK ANALYSIS

3.1.            Fair value measurement

CPC 46 defines fair value as the price for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties, in an arm’s length transaction on measurement date. The standard clarifies that the fair value must be based on the assumptions that market participants would consider in pricing an asset or a liability, and establishes a hierarchy that prioritizes the information used to build such assumptions. The fair value measurement hierarchy attaches more importance to available market inputs (i.e., observable data) and a less weight to inputs based on data without transparency (i.e., unobservable data). Additionally, the standard requires that an entity consider all nonperformance risk aspects, including the entity’s credit, when measuring the fair value of a liability.

CPC 40 establishes a three-level hierarchy to measure and disclose fair value. The classification of an instrument in the fair value measurement hierarchy is based on the lowest level of input significant for its measurement. We present below a description of the three-level hierarchy:

Level 1—inputs consist of prices quoted (unadjusted) in active markets for identical assets or liabilities to which the entity has access on measurement date;

Level 2—inputs are different from prices quoted in active markets used in Level 1 and consist of directly or indirectly observable inputs for the asset or liability. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical assets or liabilities in markets that are not active; or inputs that are observable for the asset or liability or that can support the observed market inputs by correlation or otherwise for substantially the entire asset or liability.

Level 3—inputs used to measure an asset or liability are not based on observable market variables. These inputs represent management’s best estimates and are generally measured using pricing models, discounted cash flows, or similar methodologies that require significant judgment or estimate.

The Company and its subsidiaries have measured their financial assets and financial liabilities at their market or actual realizable values (fair value) using available market inputs and valuation techniques appropriate for each situation. The interpretation of market inputs for the selection of such techniques requires considerable judgment and the preparation of estimates to obtain an amount considered appropriate for each situation. Accordingly, the estimates presented may not necessarily be indicative of the amounts that could be obtained in an active market. The use of different assumptions for the calculation of the fair value may have a material impact on the amounts obtained.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

The carrying amounts and the estimated fair values of our main financial assets and financial liabilities as at June 30, 2016 and December 31, 2015 are summarized as follows:

	Accounting measurement	06/30/2016
		Carrying amount	Fair value
Assets
Cash and banks	Fair value	355,705	355,705
Cash equivalents	Fair value	4,496,648	4,496,648
Cash investments	Fair value	253,802	253,802
Derivative financial instruments	Fair value	313,808	313,808
Accounts receivable (i)	Amortized cost	8,765,453	8,765,453
Dividends and interest on capital receivable	Amortized cost
Held-for-sale assets
Held-for-sale financial asset (Note 6)	Fair value	2,174,998	2,174,998
Dividends receivable (Note 6)	Amortized cost	1,976,162	1,976,162

Liabilities
Trade payables (i)	Amortized cost	5,111,389	5,111,389
Borrowings and financing (ii)
Borrowings and financing	Amortized cost	12,419,582	12,419,582
Public debentures	Amortized cost	4,128,008	4,128,008
Senior Notes	Amortized cost	30,063,140	5,231,092
Derivative financial instruments	Fair value	194,948	194,948
Dividends and interest on capital	Amortized cost	39,965	39,965
Licenses and concessions payable (iii)	Amortized cost	69,744	69,744
Tax refinancing program (iii)	Amortized cost	771,729	771,729
Other payables (payable for the acquisition of equity interest) (iii)	Amortized cost	405,018	405,018

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	Accounting measurement	12/31/2015
		Carrying amount	Fair value
Assets
Cash and banks	Fair value	1,111,840	1,111,840
Cash equivalents	Fair value	13,786,223	13,786,223
Cash investments	Fair value	1,927,686	1,927,686
Derivative financial instruments	Fair value	7,386,703	7,386,703
Accounts receivable (i)	Amortized cost	8,379,719	8,379,719
Dividends and interest on capital receivable	Amortized cost
Held-for-sale assets
Held-for-sale financial asset (Note 6)	Fair value	3,541,314	3,541,314
Dividends receivable (Note 6)	Amortized cost	2,042,191	2,042,191

Liabilities
Trade payables (i)	Amortized cost	5,004,833	5,004,833
Borrowings and financing (ii)
Borrowings and financing	Amortized cost	17,049,280	17,049,280
Public debentures	Amortized cost	4,138,025	4,128,539
Senior Notes	Amortized cost	38,670,111	22,159,838
Derivative financial instruments	Fair value	2,510,343	2,510,343
Dividends and interest on capital	Amortized cost	96,433	96,433
Licenses and concessions payable (iii)	Amortized cost	918,537	918,537
Tax refinancing program (iii)	Amortized cost	795,088	795,088
Other payables (payable for the acquisition of equity interest) (iii)	Amortized cost	382,230	382,230

(i)                 The balances of accounts receivables and trade payables have near terms and, therefore, they are not adjusted to fair value.

(ii)               Part of this balance of borrowings and financing with the BNDES – Banco Nacional de Desenvolvimento Econômico e Social and export credit agencies correspond to exclusive markets and, therefore, the fair values of these instruments is similar to their carrying amounts. A portion of the balance of borrowings and financing refers to the bonds issued in the international market, for which is there is a secondary market, and their fair values are different from their carrying amounts.

(iii)             The licenses and concessions payable, the tax refinancing program, and other obligations (payable for the acquisition of equity interest) are stated at the amounts that these obligations are expected to be discharged and are not adjusted to fair value.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

The levels of the financial assets, cash and cash equivalents and cash investments, held-for-sale assets, and derivative financial instruments at fair value as at June 30, 2016 and December 31, 2015 are as follows:

	Fair value measurement hierarchy	Fair value	Fair value
		06/30/2016	12/31/2015
Assets
Cash and banks	Level 1	355,705	1,111,840
Cash equivalents	Level 2	4,496,648	13,786,223
Cash investments	Level 2	253,802	1,927,686
Derivative financial instruments	Level 2	313,808	7,386,703
Held-for-sale assets	Level 3	2,174,998	3,541,314
Liabilities
Derivative financial instruments	Level 2	194,948	2,510,343

There were no transfers between levels between June 30, 2016 and December 31, 2015.

The Company and its subsidiaries have measured their financial assets and financial liabilities at their market or actual realizable values (fair value) using available market inputs and valuation techniques appropriate for each situation, as follows:

(a)               Cash, cash equivalents and cash investments

Foreign currency-denominated cash equivalents and cash investments are basically maintained in euro and US dollar checking deposits Euros (“dollar” or “dollars”).

The fair value of securities traded in active markets is equivalent to the amount of the last closing quotation available at the end of the reporting period, multiplied by the number of outstanding securities.

For the remaining contracts, the Company carries out an analysis comparing the current contractual terms and conditions with the terms and conditions effective for the contract when they were originated. When terms and conditions are dissimilar, fair value is calculated by discounting future cash flows at the market rates prevailing at the end of the period, and when similar, fair value is similar to the carrying amount on the reporting date.

(b)               Held-for-sale assets

Refers to the fair value of the financial investment in Unitel, classified as held for sale. The fair value of this investment is estimated based on the internal valuation made, including cash flows forecasts for a four-year period, the choice of a growth rate to extrapolate the cash flows projections, and definition of appropriate discount rates. The Company has the policy of monitoring and periodically updating the main assumptions and material estimates used in the fair value measurement, and also takes into consideration in this assessment possible impacts of actual events related to the investment, notably the lawsuits filed against Unitel and its shareholders (Note 6).

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(c)                Derivative financial instruments

The Company conducts derivative transactions to manage certain market risks, mainly the interest rate risk and foreign exchange risk. As a result of a decision by the Company’s board, at the end of the reporting period, on June 30, 2016, these financial instruments include the use of cross currency swaps. The financial instruments position as at June 30, 2016, pursuant to a Board of Directors’ resolution, reflects a material decrease in the Company’s derivatives portfolio compared to the previous quarters. The Company does not use derivatives for any other purposes.

The method used for calculation of the fair value of derivative instruments was the future cash flows associated to each instrument contracted, discounted at market rates prevailing at June 30, 2016.

Derivative financial instruments contracted to manage foreign exchange exposure are summarized as follows:

	Derivatives designated for hedge accounting
	Maturity (years)	Fair value
		Amounts (payable)/receivable
		06/30/2016	12/31/2015
Cross-currency swaps	5.6 – 7.7	220,682	5,604,425

	Derivatives not designated for hedge accounting
	Maturity (years)	Fair value
		Amounts (payable)/receivable
		06/30/2016	12/31/2015
Cross-currency swaps	3.6 – 4.7	2,872	3,502
Non-deliverable forwards (NDFs)	< 1 year		(584,159)
Options	3.1 - 4.6		1,285

Derivative financial instruments contracted to manage interest rate exposure are summarized as follows:

	Derivatives designated for hedge accounting
	Maturity (years)	Fair value
		Amounts (payable)/receivable
		06/30/2016	12/31/2015
Fixed rate/DI rate swaps	4.5		(146,121)

	Derivatives not designated for hedge accounting
	Maturity (years)	Fair value
		Amounts (payable)/receivable
		06/30/2016	12/31/2015
US$ LIBOR/US$ fixed rate swaps	0.2 - 5.8		(448,312)
US$ fixed rate/US$ LIBOR swaps	5.8		445,740

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

As at June 30, 2016 and 2015, the derivative transactions in the amounts shown below were recognized in financial income (expenses) (see Note 6):

	There-month period ended
	06/30/2016	06/30/2015
Gain (loss) on currency swaps	(1,826,511)	(681,481)
Currency forwards	(3,410)	(148,335)
Options	(35,171)	(8,467)
Gain (loss) on interest rate swap	(30,794)	(3,061)
Total	(1,895,886)	(841,344)

	Six-month period ended
	06/30/2016	06/30/2015
Gain (loss) on currency swaps	(4,119,804)	1,496,928
Currency forwards	(937,034)	264,304
Options	14,215	(8,467)
Gain (loss) on interest rate swap	(36,454)	(30,714)
Total	(5,079,077)	1,722,051

The movements below, related foreign exchange hedges designated for hedge accounting treatment, were recognized in other comprehensive income:

Table of movements in hedge accounting effects in other comprehensive income
	Foreign exchange hedge	Interest rate hedge	Total
Balance at Dec 31, 2015	(294,946)	(108,059)	(403,005)
Gain on designated hedges	328,144	142,634	470,778
Transfer on ineffective portion to profit or loss	8,658	(597)	8,061
Amortization of hedges to profit or loss at the effective rate	33,844	21,689	55,533
Deferred taxes on hedge accounting	(126,020)	(55,667)	(181,687)
Share of subsidiary’s hedge accounting
Balance at Jun 30, 2016	(50,320)		(50,320)

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

3.2.            Financial risk management

The Company’s and its subsidiaries’ activities expose them to several financial risks, such as: market risk (including currency fluctuation risk, interest rate risk on fair value, interest rate risk on cash flows, and price risk), credit risk, and liquidity risk. According to their nature, financial instruments may involve known or unknown risks, and it is important to assess to the best judgment the potential of these risks. The Company and its subsidiaries use derivative financial instruments to mitigate them against certain exposures to these risks.

Risk management is carried out by the Company's treasury officer, in accordance with the policies approved by management.

The Hedging and Cash Investments Policies, approved by the Board of Directors, document the management of exposures to market risk factors generated by the financial transactions of the Oi Group companies.

To ensure a proper risk management, the Company can contract or reverse hedging instruments, including derivative transactions such as swaps and currency forwards. The contract of such instruments depends of, among other factors, available funds within the credit limit set by banks. According to the hedging policy, the Company and its subsidiaries can only use derivatives for hedging purposes.

At the end of the quarter, pursuant to a Board of Directors’ resolution, the Company’s derivatives portfolio had already decreased drastically when compared to the previous quarters.

3.2.1.      Market risk

(a)               Foreign exchange risk

Financial assets

The Company is not exposed to any material foreign exchange risk involving foreign currency-denominated financial assets as at June 30, 2016, except with regard to the assets held for sale, for which we did not enter into any currency hedging transaction.

Financial liabilities

The Company and its subsidiaries have foreign currency-denominated or foreign currency-indexed borrowings and financing. The risk associated with these liabilities is related to the possibility of fluctuations in foreign exchange rates that could increase the balance of such liabilities. The Company’s and its subsidiaries’ borrowings and financing exposed to this risk represent approximately 73.1% of total liabilities from borrowings and financing (78.5% at December 31, 2015), less the contracted currency hedging transactions. Out of the consolidated foreign currency-denominated debt, 6.5% (99.5% at December 31, 2015) is hedged by exchange swaps, currency forwards, and cash investments in foreign currency. The cash funds in euros and US dollars operate as a natural hedge for foreign currency-denominated debt.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Foreign currency-denominated financial liabilities are presented in the balance sheet as follows:

	06/30/2016		12/31/2015
	Carrying amount	Fair value	Carrying amount	Fair value
Borrowings and financing (Note 17)	33,985,912	10,102,702	46,935,152	30,727,817
Derivative financial instruments	194,948	194,948	1,915,910	1,915,910

Foreign exchange risk sensitivity analysis

As established by CVM Instruction 475, as at June 30, 2016, management estimated the depreciation scenarios of the Brazilian real in relation to other currencies, at the end of the reporting period. It is worth noting, however, that in light of the filing of the judicial reorganization request on June 20, 2016—as referred to in Note 1—the Company’s foreign currency-denominated financial liabilities are part of the list of payables subject to renegotiation. Contingent to the successful implementation of said negotiation, the scenarios described below should not represent a cash outflow of this magnitude since the onerous liability associated to this risk factor will subject to a renegotiation under the judicial reorganization plan.

For purposes of this Instruction, however, the rates used for the probable scenario were the rates prevailing at the end of June 2016. The probable rates were then depreciated by 25% and 50% and used as benchmark for the possible and remote scenarios, respectively.

	Rate
Description	06/30/2016	Depreciation
Probable scenario
US dollar	3.2098	0%
Euro	3.5414	0%
Possible scenario
US dollar	4.0123	25%
Euro	4.4268	25%
Remote scenario
US dollar	4.8147	50%
Euro	5.3121	50%

The impacts of foreign exchange exposure, in the sensitivity scenarios estimated by the Company, are shown in the table below:

		06/30/2016
Description	Individual risk	Probable scenario	Possible scenario	Remote scenario

US dollar debt	Dollar appreciation	16,120,721	20,150,901	24,181,082
Derivatives (net position - US$)	Dollar depreciation	(1,920,026)	(2,400,033)	(2,880,039)
US dollar cash	Dollar depreciation	(84,684)	(105,855)	(127,025)
Euro debt	Euro appreciation	18,261,353	22,826,692	27,392,030
Derivatives (net position - euro)	Euro depreciation	(167,980)	(209,975)	(251,970)
Euro cash	Euro depreciation	(67,960)	(84,950)	(101,940)
Total assets/liabilities indexed to exchange fluctuation		32,141,424	40,176,780	48,212,138
Total (gain) loss			8,035,356	16,070,714

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(a)                   Interest rate risk

Financial assets

Cash equivalents and cash investments in local currency are substantially maintained in financial investment funds exclusively managed for the Company and its subsidiaries, and investments in private securities issued by prime financial institutions.

The interest rate risk linked to these assets arises from the possibility of decreases in these rates and consequent decrease in the return on these assets.

Financial liabilities

The Company and its subsidiaries have borrowings and financing subject to floating interest rates, based on the Long-term Interest Rate (TJLP) or the CDI, in the case of real-denominated debt, and on the LIBOR, in the case of U.S. dollar-denominated debt.

As at June 30, 2016, approximately 33.4% (33.4% at December 31, 2015) of the consolidated incurred debt, less balance adjustment for derivative transactions, was subject to floating rates. After the derivative transactions, approximately 35.9% (59.6% at December 31, 2015) of the consolidated debt was subject to floating rates. The most material exposure of Company’s and its subsidiaries’ debt after the hedging transactions is to CDI.  Therefore, a continued increase in this interest rate would have an adverse impact on future interest payments and hedging adjustments.

These assets and liabilities are presented in the balance sheet as follows:

	06/30/2016		12/31/2015
	Carrying amount	Market value	Carrying amount	Market value
Financial assets
Cash equivalents	4,430,195	4,430,195	3,232,771	3,232,771
Cash investments	236,414	236,414	162,145	162,145
Derivative financial instruments			445,740	445,740
Financial liabilities
Borrowings and financing	13,913,312	12,964,474	18,307,705	18,298,218
Derivative financial instruments			594,433	594,433

Interest rate fluctuation risk sensitivity analysis

Management believes that the most significant risk related to interest rate fluctuations arises from its liabilities pegged to the TJLP, the USD LIBOR, and mainly the CDI. This risk is associated to an increase in those rates.

As established by CVM Instruction 475, as at June 30, 2016, management estimated the fluctuation scenarios of the rates CDI, TJLP, and USD LIBOR. The rates used for the probable scenario were the rates prevailing at the end of the reporting period. It is worth noting, however, that in light of the filing of the judicial reorganization request on June 20, 2016—as referred to in Note 1—the Company’s financial liabilities indexed to floating interest rates are part of the list of payables

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

subject to renegotiation. Contingent to the successful implementation of said negotiation, the scenarios described below should not represent a cash outflow risk. In the period from the filing and approval of the judicial reorganization plan by the creditors the payment of interest and repayment of principal of the Company’s borrowings and financing are suspended.

For purposes of this Instruction, however, these rates have been stressed by 25 and 50 percent, and used as benchmark for the possible and remote scenarios. Note that beginning January 2015, the TJLP increased from 5.0% p.a. to 5.5% p.a., which was the start of successive increases. For the quarter beginning April 2015, the TJLP increased to 6.0%, remaining at 6.5% in July and in October 1-December 31, 2015 it increased 7.0%. Beginning January 1 through June 30, 2016, the TJLP  was increased to 7.5% p.a.

06/30/2016
Interest rate scenarios
Probable scenario			Possible scenario			Remote scenario
CDI	TJLP	6M USD LIBOR	CDI	TJLP	6M USD LIBOR	CDI	TJLP	6M USD LIBOR
14.13%	7.50%	0.92415%	17.65%	9.38%	1.15519%	21.20%	11.25%	1.38623%

As at June 30, 2016, management estimated the future outflows for the payment of interest and principal of its debt pegged to CDI, TJLP, and US$ LIBOR based on the interest rates above. The outflows related to debts between Oi Group companies ware not considered.

Such sensitivity analysis considers payment outflows in future dates. Thus, the aggregate of the amounts for each scenario is not equivalent to the fair values, or even the present values of these liabilities. The fair values of these liabilities, should the Company’s credit risk remain unchanged, would not be impacted in the event of fluctuations in interest rates, as the interest rates used to estimate future cash outflows would be the same rates that discount such flows to present value.

The impacts of exposure to interest rates, in the sensitivity scenarios estimated by the Company, are shown in the tables below:

		06/30/2016
Description	Individual risk	Probable scenario	Possible scenario	Remote scenario
CDI-indexed debt	CDI increase	1,552,517	1,867,753	2,212,450
Derivatives (net position - CDI)	CDI increase	1,129,318	1,392,473	1,611,423
TJLP-indexed debt	TJLP increase	816,022	971,754	1,133,847
US$ LIBOR-indexed debt	US$ appreciation	424,999	451,095	490,021
Derivatives (net position - LIBOR)	US$ LIBOR decrease	(61,946)	(67,141)	(72,338)
Total (gain) loss		3,860,910	4,615,934	5,375,403

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

3.2.2.      Credit risk

The concentration of credit risk associated to trade receivables is immaterial due to the diversification of the portfolio. Doubtful receivables are adequately covered by an allowance for doubtful accounts.

Transactions with financial institutions (cash investments and borrowings and financing) are made with prime entities, avoiding the concentration risk. The credit risk of financial investments is assessed by setting caps for investment in the counterparts, taking into consideration the ratings released by the main international risk rating agencies for each one of such counterparts. As at June 30, 2016, approximately 97.4% of the consolidated cash investments were made with counterparties with an AAA, AA, A or sovereign risk rating.

The Company had credit risks related to dividends receivable associated to the investment in Unitel.

3.2.3.      Liquidity risk

The liquidity risk also arises from the possibility of the Company being unable to discharge its liabilities on maturity dates and obtain cash due to market liquidity restrictions. Management uses its resources mainly to fund capital expenditures incurred on the expansion and upgrading of the network, invest in new businesses, pay dividends, and service and refinance its debt.

The Company’s management monitors the continual forecasts of the liquidity requirements to ensure that the company has sufficient cash to meet its operating needs and fund capital expenditure to modernize and expand its network.

In light of the current judicial reorganization scenario, as referred to in Note 1, the Company’s obligations related to the contractual maturities of financial liabilities, including the payments of interest in borrowings, financing and debentures, will be negotiated with creditors in the context of the judicial reorganization.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

4.                  NET OPERATING REVENUE

	There-month period ended
	06/30/2016	06/30/2015

Gross operating revenue	11,574,466	11,090,596

Deductions from gross revenue	(5,050,337)	(4,306,810)
Taxes	(1,979,896)	(2,049,159)
Other deductions	(3,070,441)	(2,257,651)

Net operating revenue	6,524,129	6,783,786

	Six-month period ended
	06/30/2016	06/30/2015

Gross operating revenue	23,211,118	22,250,023

Deductions from gross revenue	(9,931,878)	(8,426,302)
Taxes	(3,974,688)	(4,160,469)
Other deductions	(5,957,190)	(4,265,833)

Net operating revenue	13,279,240	13,823,721

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

5.                  REVENUE AND EXPENSES BY NATURE

	There-month period ended
	06/30/2016	06/30/2015
Net operating revenue	6,524,129	6,783,786
Operating income (expenses):
Interconnection	(222,444)	(450,670)
Personnel	(745,288)	(622,222)
Third-party services	(1,622,347)	(1,619,155)
Grid maintenance service	(516,015)	(501,022)
Handset and other costs	(60,208)	(47,791)
Advertising and publicity	(137,510)	(97,793)
Rentals and insurance	(1,071,135)	(822,743)
Provisions/reversals	(289,502)	(268,897)
Allowance for doubtful accounts	(163,963)	(182,288)
Taxes and other income (expenses)	(175,633)	(224,455)
Other operating expenses, net (i)	(84,680)	(47,756)
Operating expenses excluding depreciation and amortization	(5,088,725)	(4,884,792)
Depreciation and amortization	(1,336,430)	(1,272,484)
Total operating expenses	(6,425,155)	(6,157,276)
Profit before financial income (expenses) and taxes	98,974	626,510
Financial income (expenses):
Financial income	435,229	570,383
Financial expenses	187,166	(1,779,983)
Total financial income (expenses)	622,395	(1,209,600)
Profit (loss) before taxes	721,369	(583,090)
Income tax and social contribution	(1,376,880)	141,123
Loss from continuing operations	(655,511)	(441,967)
Discontinued operations
Profit for the quarter from discontinued operations, net (net of taxes)		1,112,506
Profit (loss) for the period	(655,511)	670,539
Profit (loss) attributable to owners of the Company	(492,611)	619,817
Profit (loss) attributable to non-controlling interests	(162,900)	50,722

Operating expenses by function:

Cost of sales and/or services	(4,131,576)	(3,708,018)
Selling expenses	(1,157,297)	(1,223,383)
General and administrative expenses	(927,181)	(997,035)
Other operating income	418,628	362,392
Other operating expenses	(627,154)	(591,314)
Share of profits of investees	(575)	82
Total operating expenses	(6,425,155)	(6,157,276)

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	Six-month period ended
	06/30/2016	06/30/2015
Net operating revenue	13,279,240	13,823,721
Operating income (expenses):
Interconnection	(580,075)	(956,473)
Personnel	(1,429,888)	(1,238,738)
Third-party services	(3,173,731)	(3,172,589)
Grid maintenance service	(1,004,560)	(960,610)
Handset and other costs	(133,859)	(196,702)
Advertising and publicity	(230,974)	(136,950)
Rentals and insurance	(2,167,949)	(1,709,178)
Provisions/reversals	(494,457)	(492,041)
Allowance for doubtful accounts	(291,537)	(351,564)
Taxes and other income (expenses)	(476,431)	(650,867)
Other operating expenses, net (i)	(94,676)	(47,756)
Operating expenses excluding depreciation and amortization	(10,078,137)	(9,913,468)
Depreciation and amortization	(2,709,610)	(2,490,872)
Total operating expenses	(12,787,747)	(12,404,340)
Profit before financial income (expenses) and taxes	491,493	1,419,381
Financial income (expenses):
Financial income	713,317	877,304
Financial expenses	(1,993,724)	(3,355,991)
Total financial income (expenses)	(1,280,407)	(2,478,687)
Pre-tax loss	(788,914)	(1,059,306)
Income tax and social contribution	(1,510,749)	203,243
Loss from continuing operations	(2,299,663)	(856,063)
Discontinued operations
Profit for the quarter from discontinued operations, net (net of taxes)		1,080,061
Profit (loss) for the period	(2,299,663)	223,998
Profit (loss) attributable to owners of the Company	(2,161,217)	218,500
Profit (loss) attributable to non-controlling interests	(138,446)	5,498

Operating expenses by function:

Cost of sales and/or services	(8,260,316)	(7,502,780)
Selling expenses	(2,215,306)	(2,371,149)
General and administrative expenses	(1,850,846)	(1,946,430)
Other operating income	789,040	547,170
Other operating expenses	(1,249,397)	(1,131,665)
Share of profits of investees	(922)	514
Total operating expenses	(12,787,747)	(12,404,340)

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(i)            The other operating expenses, net for the periods ended June 30, 2016 and 2015 include basically costs associated downsizings in these periods.

6.                  FINANCIAL INCOME (EXPENSES)

	There-month period ended
	06/30/2016	06/30/2015
Financial income
Interest on and inflation adjustment to other assets	153,884	258,078
Income from cash investments	70,261	67,715
Interest on and inflation adjustment to intragroup loans	(241)
Exchange differences on translating foreign cash investments	(142,009)	(179,744)
Other income (i)	353,334	424,334
Total	435,229	570,383

Financial expenses and other charges
a) Borrowing and financing costs
Inflation adjustment to and exchange losses on third-party borrowings	4,329,693	626,890
Financial instrument transactions	(1,895,886)	(841,344)
Interest on borrowings payable to third parties	(724,837)	(679,850)
Interest on debentures	(143,175)	(264,382)
Subtotal:	1,565,795	(1,158,686)
b) Other charges
Loss on cash investments classified as held for sale (ii)	(888,852)
Interest on and inflation adjustment to other liabilities	(137,814)	(283,002)
Tax on transactions and bank fees	(183,739)	(154,006)
Inflation adjustment to provisions	(57,713)	(62,786)
Interest on taxes in installments - tax financing program	(12,559)	(29,084)
Other expenses (iii)	(97,952)	(92,419)
Subtotal:	(1,378,629)	(621,297)
Total	187,166	(1,779,983)
Financial income (expenses)	622,395	(1,209,600)

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	Six-month period ended
	06/30/2016	06/30/2015
Financial income
Interest on and inflation adjustment to other assets	290,197	445,177
Income from cash investments	125,006	112,394
Exchange differences on translating foreign cash investments	(257,111)	(135,226)
Other income (i)	555,225	454,959
Total	713,317	877,304

Financial expenses and other charges
a) Borrowing and financing costs
Inflation adjustment to and exchange losses on third-party borrowings	6,897,667	(2,130,000)
Financial instrument transactions	(5,079,077)	1,722,051
Interest on borrowings payable to third parties	(1,495,903)	(1,291,382)
Interest on debentures	(285,886)	(551,137)
Subtotal:	36,801	(2,250,468)
b) Other charges
Loss on cash investments classified as held for sale (ii)	(888,852)
Interest on and inflation adjustment to other liabilities	(402,839)	(510,998)
Tax on transactions and bank fees	(374,406)	(252,283)
Inflation adjustment to provisions	(194,403)	(115,362)
Interest on taxes in installments - tax financing program	(16,189)	(52,864)
Other expenses (iii)	(153,836)	(174,016)
Subtotal:	(2,030,525)	(1,105,523)
Total	(1,993,724)	(3,355,991)
Financial income (expenses)	(1,280,407)	(2,478,687)

(i)        In 2016 includes dividends receivable from Unitel in the amount of Kwanzas 12.6 billion (R$280,076) for 2014 and in 2015, refers basically to the gain on debenture buyback transactions.

(ii)      Refers to the loss of US$242 million resulting from the revision of the recoverable amount of dividends receivable from Unitel and the fair value of the cash investment in Unitel (Note 26), due to the devaluation of the Kwanza against the US dollar and the Brazilian real.

(iii)    Represented mainly by financial fees and commissions.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

7.                  INCOME TAX AND SOCIAL CONTRIBUTION

Income taxes encompass the income tax and the social contribution. The income tax rate is 25% and the social contribution rate is 9%, generating aggregate nominal tax rate of 34%.

The provision for income tax and social contribution is broken down as follows:

	There-month period ended
	06/30/2016	06/30/2015
Income tax and social contribution
Current taxes	(150,825)	(126,561)
Deferred taxes	(1,226,055)	267,684
Total	(1,376,880)	141,123

	There-month period ended
	06/30/2016	06/30/2015
Pre-tax loss	721,369	(583,090)
Income tax and social contribution
Income tax and social contribution on taxed income	(245,265)	198,251
Equity in investees	(196)	28
Tax incentives (basically, operating profit) (i)	778	5,289
Permanent deductions (add-backs) (ii)	(163,752)	(27,953)
Unrecognized deferred tax assets in Brazil (iii)	(498,215)
Unrecognized deferred tax assets abroad (iii)	(470,230)	(13,147)
Income tax and social contribution effect on profit or loss	(1,376,880)	141,123

	Six-month period ended
	06/30/2016	06/30/2015
Income tax and social contribution
Current taxes	(307,304)	(397,604)
Deferred taxes (Note 10)	(1,203,445)	600,847
Total	(1,510,749)	203,243

	Six-month period ended
	06/30/2016	06/30/2015
Profit (loss) before taxes	(788,914)	(1,059,306)
Income tax and social contribution
Income tax and social contribution on taxed income	268,230	360,164
Equity in investees	(314)	175
Tax incentives (basically, operating profit) (i)	1,479	16,081
Permanent deductions (add-backs) (ii)	(130,519)	(145,159)
Unrecognized deferred tax assets in Brazil (iii)	(1,316,256)	(57,203)
Unrecognized deferred tax assets abroad (iii)	(333,369)	29,185
Income tax and social contribution effect on profit or loss	(1,510,749)	203,243

(i)            Refers to the exploration profit recognized in the profit or loss of subsidiary Oi Móvel pursuant to Law 11638/2007.

(ii)          The main components of permanent deduction (addition) tax effects are: nondeductible fines, sponsorships, nondeductible donations, and income from forfeited dividends.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(iii)        Refers to the Company’s unrecognized deferred tax assets held by the Company and subsidiaries in Brazil and abroad that do not have a history of profitability and/or an expectation to generate taxable income (Note 10).

8.                  CASH, CASH EQUIVALENTS AND CASH INVESTMENTS

Cash investments made by the Company and its subsidiaries in the periods ended June 30, 2016 and December 31, 2015 are classified as held for trading securities and are measured at their fair values.

(a)               Cash and cash equivalents

	06/30/2016	12/31/2015
Cash and banks	355,705	1,111,840
Cash equivalents	4,496,648	13,786,223
Total	4,852,353	14,898,063

	06/30/2016	12/31/2015
Repurchase agreements	3,221,646	1,637,798
Bank certificates of deposit (CDBs)	1,205,023	1,387,158
Time deposits	13,229	10,734,985
Other	56,750	26,282
Cash equivalents	4,496,648	13,786,223

(b)               Cash investments

	06/30/2016	12/31/2015
Time deposits		1,700,386
Government securities	213,216	101,334
Private securities	40,586	125,966
Other
Total	253,802	1,927,686
Current	213,216	1,801,720
Non-current	40,586	125,966

The Company and its subsidiaries hold short-term investments in Brazil and abroad for the purpose of earning interest on cash, benchmarked to CDI in Brazil, LIBOR for the US dollar-denominated portion, and EURIBOR for the euro-denominated portion.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

9.                  ACCOUNTS RECEIVABLE

	06/30/2016	12/31/2015
Billed services	7,179,397	6,733,219
Unbilled services	1,106,702	1,296,562
Mobile handsets and accessories sold	999,039	911,077
Subtotal:	9,285,138	8,940,858
Allowance for doubtful accounts	(519,685)	(561,139)
Total	8,765,453	8,379,719

The aging list of trade receivables is as follows:

	06/30/2016	12/31/2015
Current	7,280,174	6,855,027
Past-due up to 60 days	1,163,961	1,296,612
Past-due from 61 to 90 days	187,418	146,608
Past-due from 91 to 120 days	139,101	121,916
Past-due from 121 to 150 days	112,649	124,887
Over 150 days past-due	401,835	395,808
Total	9,285,138	8,940,858

The movements in the allowance for doubtful accounts were as follows:

Balance at Dec 31, 2015	(561,139)
Allowance for doubtful accounts	(290,495)
Trade receivables written off as uncollectible	331,949
Balance at Jun 30, 2016	(519,685)

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

10.              CURRENT AND DEFERRED TAXES

	Assets
	06/30/2016	12/31/2015
Current recoverable taxes
Recoverable income tax (IRPJ) (i)	100,462	416,125
Recoverable social contribution (CSLL) (i)	37,106	153,059
IRRF/CSLL - withholding income taxes (ii)	741,857	346,389
Total current	879,425	915,573

Deferred recoverable taxes
Income tax on tax credits – merged goodwill (iii)	1,674,898	1,782,179
Social contribution on tax credits – merged goodwill (iii)	602,963	641,584
Income tax on temporary differences (iv)	2,116,868	3,030,285
Social contribution on temporary differences (iv)	666,984	993,486
Income tax on tax loss carryforwards (iv)	1,675,943	1,673,150
Social contribution on tax loss carryforwards (iv)	616,364	615,040
Subtotal - deferred taxes recoverable	7,354,020	8,735,724
Deferred taxes recoverable (v)	440,017	147,278
Non-total current	7,794,037	8,883,002

	Liabilities
	06/30/2016	12/31/2015
Current taxes payable
Income tax payable	163,408	211,571
Social contribution payable	113,949	128,053
Total current	277,357	339,624

(i)                 Refer mainly to prepaid income tax and social contribution that will be offset against federal taxes payable in the future.

(ii)               Refer to corporate income tax credits on cash investments, derivatives, intragroup loans, government entities, and other that are used as deductions from income tax for the periods, and social contribution withheld at source on services provided to government agencies.

(iii)             Refer to: (i) deferred income tax and social contribution assets calculated as tax benefit originating from the goodwill paid on acquisition of the Company and recognized by the merged companies in the course of 2009. The realization of the tax credit arises from the amortization of the goodwill balance based on the STFC license and in the appreciation of property, plant and equipment, the utilization of which is estimated to occur through 2025, and (ii) deferred income tax and social contribution assets originating from the goodwill paid on the acquisition of interests in the Company in 2008-2011, recognized by the companies merged with and into TmarPart and by TmarPart merged with and into the Company on September 1, 2015, which was based on the Company’s expected future earnings and the amortization of which is estimated to occur through 2027.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(iv)             Deferred income tax and social contribution assets are recognized only to the extent that it is probable that there will be a positive tax base for which temporary differences can be used and against which tax loss carryforwards can be offset. Deferred income tax and social contribution assets are reviewed at the end of each annual period and written down as their realization is no longer possible. The Company and its subsidiaries offset their tax loss carryforwards against taxable income up to a limit of 30% per year, pursuant to the prevailing tax law.

Deferred tax assets totaling R$1,201,781 (Note 7) were not recognized for the companies that, as at June 30, 2016, do not expect to generate sufficient future taxable profits against which tax assets could be offset.

Additionally, none of the deferred tax assets amounting to R$578,793 (R$454,319 at December 31, 2015) were recognized for the direct and indirect subsidiaries that do not have a profitability history and/or do not expect to generate sufficient taxable profits against which such tax assets could be offset.

The table below shows the expected realization periods of deferred tax assets resulting from tax credits on tax loss carryforwards and temporary differences:

2016	5,329
2017	137,215
2018	129,532
2019	290,641
2020	565,271
2021 to 2023	2,660,637
2024 to 2025	1,287,534
Total	5,076,159

(v)               Refer mainly to prior years’ prepaid income tax and social contribution that will be offset against federal taxes payable.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Movements in deferred income tax and social contribution

	Balance at 12/31/2015	Recognized in deferred tax income/ expenses	Recognized directly in equity	Balance at 06/30/2016
Deferred tax assets arising on:
Temporary differences
Provisions	1,393,087	6,757		1,399,844
Provisions for suspended taxes	146,256	14,108		160,364
Provisions for pension funds and impacts of CPC 33 (R1)	176,436	(6,462)	3,428	173,402
Allowance for doubtful accounts	658,870	1,027		659,897
Profit sharing	64,243	(58,187)		6,056
Foreign exchange differences	1,778,361	(716,053)		1,062,308
Merged goodwill	2,423,763	(145,902)		2,277,861
Hedge accounting	207,609		(181,687)	25,922
Other temporary add-backs and deductions	(401,091)	(302,850)		(703,941)
Tax loss carryforwards
Income tax loss carryforwards	1,673,150	2,793		1,675,943
Social contribution carryforwards	615,040	1,324		616,364
Total	8,735,724	(1,203,445)	(178,259)	7,354,020

11.              OTHER TAXES

	Assets
	06/30/2016	12/31/2015
Recoverable State VAT (ICMS) (i)	1,610,542	1,285,800
Taxes on revenue (PIS and COFINS)	275,614	200,029
Other	98,010	97,056
Total	1,984,166	1,582,885
Current	1,130,853	922,986
Non-current	853,313	659,899

	Liabilities
	06/30/2016	12/31/2015
State VAT (ICMS)	730,597	759,922
ICMS Convention No. 69/1998	36,297	33,998
Taxes on revenue (PIS and COFINS)	703,213	668,888
FUST/FUNTTEL/broadcasting fees	889,690	861,212
Other	217,881	153,968
Total	2,577,678	2,477,988
Current	1,584,815	1,553,651
Non-current	992,863	924,337

(i) Recoverable ICMS arises mostly from prepaid taxes and credits claimed on purchases of property, plant and equipment, which can be offset against ICMS payable within 48 months, pursuant to Supplementary Law 102/2000.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

12.              JUDICIAL DEPOSITS

In some situations the Company makes, by legal requirement or to provide guarantees, judicial deposits to ensure the continuity of ongoing lawsuits. These judicial deposits can be required for lawsuits with a likelihood of loss, as assessed by the Company based on the opinion of its legal counsel, as probable, possible, or remote.

	06/30/2016	12/31/2015
Civil	9,874,383	9,459,735
Tax	2,688,698	2,548,720
Labor	2,532,207	2,368,902
Total	15,095,288	14,377,357
Current	1,202,256	1,258,227
Non-current	13,893,032	13,119,130

As set forth by relevant legislation, judicial deposits are adjusted for inflation.

13.              INVESTMENTS

	06/30/2016	12/31/2015
Investment in subsidiaries
Joint arrangements	47,358	63,837
Investments in associates	40,323	39,003
Tax incentives, net of allowances for losses	31,579	31,579
Other investments	20,471	20,471
Total	139,731	154,890

Summary of the movements in investment balances

Balance at Dec 31, 2015	154,890
Share of profits of subsidiaries (Note 5)	(922)
Associates’ share of other comprehensive income	(4,126)
Equity in investees recognized in held-for-sale assets	1,977
Write-off of investment	(12,088)
Balance at Jun 30, 2016	139,731

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

14.              PROPERTY, PLANT AND EQUIPMENT

	Works in progress	Automatic switching equipment	Transmission and other equipment (1)	Infrastructure	Buildings	Other assets	Total
Cost of PP&E (gross amount)
Balance at Dec 31, 2015	1,656,581	18,848,684	49,863,703	26,023,848	3,538,924	5,576,826	105,508,566
Acquisition of investments (Note 27)	4,841	261	300	1,045	1,438	72,190	80,075
Additions	1,936,549		148,489	8,906	506	13,037	2,107,487
Write-offs		(11,065)	(2,012)	(13,123)		(5)	(26,205)
Transfers	(1,044,206)	34,747	845,041	133,262	1,820	29,336
Balance at Jun 30, 2016	2,553,765	18,872,627	50,855,521	26,153,938	3,542,688	5,691,384	107,669,923
Accumulated depreciation
Balance at Dec 31, 2015		(16,924,681)	(36,603,229)	(20,154,173)	(1,736,329)	(4,592,963)	(80,011,375)
Acquisition of investments (Note 27)		(108)	(163)	(504)	(626)	(30,074)	(31,475)
Depreciation expenses		(190,450)	(1,161,674)	(583,588)	(50,106)	(134,302)	(2,120,120)
Write-offs			1,345	10,881		4	12,230
Transfers		(620)	209	263	71	77
Balance at Jun 30, 2016		(17,115,859)	(37,763,512)	(20,727,121)	(1,786,990)	(4,757,258)	(82,150,740)
Property, plant and equipment, net
Balance at Dec 31, 2015	1,656,581	1,924,003	13,260,474	5,869,675	1,802,595	983,863	25,497,191
Balance at Jun 30, 2016	2,553,765	1,756,768	13,092,009	5,426,817	1,755,698	934,126	25,519,183
Annual depreciation rate (average)		11%	10%	8%	8%	12%

(1)  Transmission and other equipment includes transmission and data communication equipment.

Additional disclosures

Pursuant to ANATEL’s concession agreements, all property, plant and equipment items capitalized by the Company that are indispensable for the provision of the services granted under said agreements are considered returnable assets and are part of the concession’s cost. These assets are handed over to ANATEL upon the termination of the concession agreements that are not renewed.

As at June 30, 2016, the residual balance of the Company’s returnable assets is R$8,255,719 (R$8,055,876 at December 31, 2015) and consist of assets and installations in progress, switching and transmission equipment, payphones, outside network equipment, power equipment, and systems and operation support equipment.

In the period ended June 30, 2016, financial charges and transaction costs incurred on works in progress were capitalized at the average rate of 9% per year.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

15.              INTANGIBLE ASSETS

	Goodwill	Intangibles in progress	Data processing systems	Regulatory licenses	Other	Total
Cost of intangibles (gross amount)
Balance at Dec 31, 2015	706,172	125,841	7,907,751	4,041,011	1,221,786	14,002,561
Acquisition of investments (Note 27)	368,428		30,732			399,160
Additions		169,458	11,093	80,227	29,294	290,072
Transfers		(112,848)	99,130		13,718
Balance at Jun 30, 2016	1,074,600	182,451	8,048,706	4,121,238	1,264,798	14,691,793
Accumulated amortization
Balance at Dec 31, 2015	(459,645)		(6,538,340)	(2,680,178)	(1,022,627)	(10,700,790)
Acquisition of investments (Note 27)			(14,774)			(14,774)
Amortization expenses			(307,134)	(134,311)	(52,760)	(494,205)
Balance at Jun 30, 2016	(459,645)		(6,860,248)	(2,814,489)	(1,075,387)	(11,209,769)
Intangible assets, net
Balance at Dec 31, 2015	246,527	125,841	1,369,411	1,360,833	199,159	3,301,771
Balance at Jun 30, 2016	614,955	182,451	1,188,458	1,306,749	189,411	3,482,024
Annual amortization rate (average)			20%	9%	16%

16.              TRADE PAYABLES

	06/30/2016	12/31/2015
Infrastructure, network and plant maintenance materials	1,579,634	1,282,493
Services	2,996,648	3,059,394
Rental of polls and rights-of-way	294,642	341,143
Other	240,465	321,803
Total	5,111,389	5,004,833

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

17.              BORROWINGS AND FINANCING

Borrowings and financing by type

	06/30/2016	12/31/2015	Contractual matuirity
			Principal	Interest
Senior Notes	30,288,843	38,670,111
Local currency	1,090,716	1,090,716	Sep 2016
Foreign currency	29,198,127	37,579,395	Jul 2016 to Aug 2022	Semiannual/ annual
Financial institutions	12,633,693	17,540,795
CCB – Bank Credit Note	2,414,263	2,416,314	Jul 2016 to Jan 2028	Monthly/ semiannual
Certificates of Real Estate Receivables (CRI)	1,519,182	1,397,504	Aug 2022	Annual
Development Banks and Export Credit Agencies	8,700,248	10,986,710	Jul 2016 to Dec 2033	Monthly/ semiannual
Revolver credit facility		2,740,267
Public debentures	4,133,665	4,144,760	Dec 2016 to Jul 2021	Semiannual/ annual
Subtotal	47,056,201	60,355,666
Incurred debt issuance cost	(445,471)	(498,249)
Total	46,610,730	59,857,417
Current	46,610,730	11,809,598
Non-current		48,047,819

The request for judicial reorganization (filed with the Rio de Janeiro State Courts on June 20, 2016) constitutes a default event under the terms and conditions of the agreements in effect. For accounting and disclosure purposes, the noncurrent portion of borrowings and financing was reclassified to current liabilities in the balance sheet as at June 30 2016. The balances of intragroup loans and subsidiaries’ debentures are disclosed in the balance sheet according to the established contractual maturity.

Debt issuance costs by type

	06/30/2016	12/31/2015
Financial institutions	439,814	491,514
Public debentures	5,657	6,735
Total	445,471	498,249
Current	445,471	117,531
Non-current		380,718

Breakdown of the debt by currency

	06/30/2016	12/31/2015
Euro	18,192,386	24,221,508
US dollar	15,793,526	22,713,644
Brazilian reais	12,624,818	12,922,265
Total	46,610,730	59,857,417

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Breakdown of the debt by index

	Index/rate	06/30/2016	12/31/2015
Fixed rate	2.25% p.a. – 10.00% p.a.	31,109,726	39,892,444
CDI	0.75% p.a. – 1.83% p.a.	6,410,960	6,347,119
LIBOR	0.90% p.a. – 2.50% p.a.	4,577,812	8,812,005
TJLP	0.0% p.a. – 4.08% p.a.	2,924,540	3,148,581
IPCA	0.50% p.a. – 7.94% p.a.	1,534,095	1,475,381
INPC	2.43% p.a.	53,597	181,887
Total		46,610,730	59,857,417

Description of main borrowings and financing

Senior Notes - foreign and local currency

As at June 30, 2016 the Company held own debentures acquired in the market for approximately US$33 million, which it retains in its portfolio, marked to market, for cancellation or to be held to maturity.

Financial institutions

CCB – Bank Credit Note

On May 30, 2016, Telemar entered into with Banco do Brasil S.A. amendments to the Bank Credit Bills in order to suspend the repayment of the overall principal during the period May 30-November 31, 2016.

Development Banks and Export Credit Agencies

The Company and its subsidiaries obtained financing facilities with BNDES and other development banks from the North and Northeast regions to finance and upgrading their nationwide fixed and mobile networks and meet their regulatory obligations and the obligations to the Export Credit Agencies of financing part of the investments in equipment and services that incorporate international technology. The main export credit agencies with that are the Company’s and its subsidiaries’ counterparties are: SEK – Swedish Export Corporation; CDB – China Development Bank; Delcredere Ducroire; and FEC – Finnish Export Credit.

As a result of the negotiations with its creditors, which were being widely disclosed to the market in the Material Fact Notices published on March 9 and April 25, 2016, and the Notice to the Market of May 16, 2016, BNDES - Banco Nacional de Desenvolvimento Econômico e Social approved the suspension of the repayment of principal of certain subloans of the financing facilities effective for a 180-day period, from May 30 to November 30, 2016, provided that certain terms imposed by BNDES are complied.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Public debentures

On April 15, 2016, general debentureholders’ meetings were held for: (i) the 5th Issue of Unsecured, Nonconvertible Public Debentures; and (ii) the 9th Issue of Simple, Unsecured, Nonconvertible Debentures in up to Two Series, for Public Distribution, both issued by the Company due to the failure to meet the required financial ratios.

The Fiduciary Agents declared the accelerated maturity of all the outstanding debentures, which were repaid on May 2, 2016, totaling R$1.5 million for the 5th Issue and in April 20, 2016 totaling R$21.5 million for the 9th Issue.

Guarantees

BNDES financing facilities are collateralized by receivables of the Company and its subsidiaries Telemar and Oi Móvel. The Company provides guarantees to its subsidiaries Telemar and Oi Móvel for such financing facilities, totaling R$3,336 million.

Covenants

The financing agreements of the Company and subsidiaries Telemar and Oi Móvel with the BNDES and other financial institutions, and the debentures issued originally contain covenants that require the Oi and/or Telemar, as applicable, to maintain certain financial ratios. Compliance with these covenants is determined either on a quarterly or an annual basis, depending on the financing agreement. It is worth noticing that, since the judicial reorganization constitutes a default event under the loan agreements’ terms and conditions, the liabilities associated to these agreements were reclassified to current liabilities. Accordingly, the effects of the financial covenants are not applicable.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

18.              DERIVATIVE FINANCIAL INSTRUMENTS

	06/30/2016	12/31/2015
Assets
Currency swaps	313,808	6,805,084
  Interest rate swaps
		445,740
Non-deliverable forwards (NDFs)		102,329
Options		33,550
Total	313,808	7,386,703
Current	313,808	606,387
Non-current		6,780,316

Liabilities
Currency swaps
	90,254	1,197,157
Interest rate swaps
		594,433
Non-deliverable forwards (NDFs)		686,488
Options		32,265
Derivative contracts to be settled	104,694
Total	194,948	2,510,343
Current	194,948	1,988,948
Non-current		521,395

As referred to in Note 3 and as a result of the Company’s board of directors’ decision, the derivative portfolio as at June 30, 2016 was substantially reduced when compared to the previous quarters.

19.              LICENSES AND CONCESSIONS PAYABLE

	06/30/2016	12/31/2015
SMP	8,596	905,601
STFC concessions	61,148	12,936
Total	69,744	918,537
Current	62,446	911,930
Non-current	7,298	6,607

Correspond to the amounts payable to ANATEL for the radiofrequency concessions and the licenses to provide the SMP services, and STFC service concessions, obtained at public auctions.

The payment schedule is as follows:

2016	1,298
2017	64,912
2018	3,256
2019	278
Total	69,744

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

20.              TAX REFINANCING PROGRAM

The outstanding balance of the Tax Debt Refinancing Program is broken down as follows:

	06/30/2016	12/31/2015
Law 11941/09 and Law 12865/2013 tax financing program
	765,075	791,696
REFIS II - PAES
	6,654	3,392
Total	771,729	795,088
Current	98,269	78,432
Non-current	673,460	716,656

The amounts of the tax refinancing program created under Law 11941/2009, divided into principal, fine and interest, which include the debt declared at the time the deadline to join the program was reopened as provided for by Law 12865/2013 and Law 12996/2014, are broken down as follows:

	06/30/2016				12/31/2015
	Principal	Fines	Interest	Total	Total
Tax on revenue (COFINS)	164,184	5,344	202,890	372,418	387,228
Income tax
	46,578	3,831	46,080	96,489	100,897
Tax on revenue (PIS)	62,143	1,124	38,563	101,830	104,138
Social security (INSS – SAT)
	(1,006)	2,312	4,672	5,978	9,881
Social contribution
	11,692	1,553	12,927	26,172	25,651
Tax on banking transactions (CPMF)
	19,165	2,153	27,512	48,830	48,311
Other	44,635	5,168	70,209	120,012	118,982
Total
	347,391	21,485	402,853	771,729	795,088

The payment schedule is as follows:

2016	47,653
2017	95,306
2018	95,306
2019	91,451
2020	91,451
2021 to 2022	182,902
2023 to 2024	167,660
Total	771,729

The Company hereby clarifies that tax debts, as is the case of the debts included in tax refinancing programs, are not subject to the terms of the judicial reorganization terms.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

21.              PROVISIONS

Broken down as follows:

Type	06/30/2016	12/31/2015
Labor
Overtime	364,396	329,510
Sundry premiums	139,085	110,664
Stability/reintegration	112,060	97,783
Indemnities	111,011	99,607
Additional post-retirement benefits	88,459	70,942
Salary differences and related effects	40,406	38,013
Lawyer/expert fees	30,160	25,291
Severance pay	17,476	15,016
Labor fines	13,920	10,275
Employment relationship	11,491	6,967
Severance Pay Fund (FGTS)	7,448	6,694
Joint liability	711	610
Other claims	48,273	38,105
Total	984,896	849,477

Tax
State VAT (ICMS)	382,387	308,144
Tax on services (ISS)	72,866	71,201
INSS (joint liability, fees, and severance pay)	30,039	29,394
Tax on net income (ILL)	3,108	6,882
Other claims	71,785	76,736
Total	560,185	492,357

Civil
ANATEL (i)	1,160,278	1,148,621
Corporate	1,072,103	1,111,742
Small claims courts	346,079	361,474
Other claims	580,899	471,295
Total	3,159,359	3,093,132

Total provisions	4,704,440	4,434,966
Current	931,808	1,020,994
Non-current	3,772,632	3,413,972

(i)            As at June 30, 2016, proceedings for noncompliance in the estimated total of R$6,114 million have been filed with the ANATEL, of which R$2,967 million were related to fines issued by ANATEL. The Company and the ANATEL are negotiating Policy Adjustment Commitments (TAC) to convert the noncompliance events into future investment obligations and/or benefits to customers. To date, the Managing Board of the ANATEL approved the Quality and Universal Service TAC de that totals R$1,821 million, which is being reviewed by the Federal Court of Auditors (TCU) and that resulted in the request clarifications to the ANATEL. Additionally, there is approximately R$7,201 million related to proceedings for alleged noncompliance not filed with the ANATEL. The Company disagrees and is challenging some of the alleged noncompliance events, and is also challenging the unfairness and unreasonableness of the amount of imposed fines in light of the pinpointed noncompliance event and has kept in balance sheet the amount it deems a probable loss.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

In compliance with the relevant Law, the provisions are adjusted for inflation on a monthly basis.

Breakdown of contingent liabilities, per nature

The breakdown of contingent liabilities with a possible unfavorable outcome and, therefore, not recognized in accounting, is as follows:

	06/30/2016	12/31/2015
Labor	809,403	779,776
Tax	25,006,585	24,047,529
Civil	1,249,449	1,238,279
Total	27,065,437	26,065,584

Summary of movements in provision balances

	Labor	Tax	Civil	Total
Balance at Dec 31, 2015	849,477	492,357	3,093,132	4,434,966
Acquisition of investments (Note 27)	202,476	(393)	159	202,242
Inflation adjustment	15,102	43,615	135,686	194,403
Additions/(reversals)	40,333	25,266	428,858	494,457
Write-offs for payment/terminations	(122,492)	(660)	(498,476)	(621,628)
Balance at Jun 30, 2016	984,896	560,185	3,159,359	4,704,440

Guarantees

The Company has bank guarantee letters and guarantee insurance granted by several financial institutions and insurers to guarantee commitments arising from lawsuits, contractual obligations, and biddings with the ANATEL. The total adjusted amount of contracted bonds and guarantee insurances, effective at June 30, 2016 corresponds to R$15,086,130 (R$15,577,522 at December 31, 2015). The commission charges on these contracts are based on market rates.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

22.              EQUITY

(a)               Share capital

Subscribed and paid-in capital is R$21,438,374 (R$21,438,374 at December 31, 2015), represented by the following shares, without par value:

	Number of shares (in thousands)
	06/30/2016	12/31/2015
Total capital in shares
Common shares	668,034	668,034
Preferred shares	157,727	157,727
Total	825,761	825,761
Treasury shares
Common shares	148,282	148,282
Preferred shares	1,812	1,812
Total	150,094	150,094
Outstanding shares
Common shares	519,752	519,752
Preferred shares	155,915	155,915
Total outstanding shares	675,667	675,667

The Company is authorized to increase its capital under a Board of Directors’ resolution, in common and preferred shares, up to the share capital ceiling of R$34,038,701,741.49, within the legal ceiling of 2/3 for the issuance of new nonvoting preferred shares.

By resolution of the Shareholders’ Meeting or Board of Directors’ Meeting, the Company’s capital can be increased by capitalizing retained earnings or reserves previously set up for this purpose by the Shareholders’ Meeting. Under these conditions, the capitalization can be made without any change in the number of shares.

Capital is represented by common and preferred shares without par value, and the Company is not required to maintain the current proportion of these types of share on capital increases.

By resolution of the Shareholders’ Meeting or the Board of Directors, the preemptive right on issuance of shares, warrants or convertible debentures can be cancelled in the cases provided for in Article 172 of the Brazilian Corporate Law.

(b)               Treasury shares

Treasury shares as at June 30, 2016 originate from the corporate events that took place in the first quarter of 2015, the second quarter of 2014, and the first half of 2012, described below:

(i)            on February 27, 2012, the Extraordinary Shareholders’ Meeting of Oi S.A. approved the Merger Protocol and Justification of Coari with and into the Company and, as a result, the cancelation of the all the treasury shares held by the Company on that date;

(ii)          on February 27, 2012, the Extraordinary Shareholders’ Meeting of Oi S.A. approved the Merger Protocol and Justification of TNL with and into the Company, and the Company’s

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

shares then held by TNL, as a result of the merger of Coari with and into the Company, were canceled, except for 24,647,867 common shares that remained in treasury;

(iii)        starting April 9, 2012, Oi paid the reimbursement of shares to withdrawing shareholders.

(iv)        As a result of the Company’s capital increase approved by the Board of Directors on April 30 and May 5, 2014, and due to subscription made by Pharol in PT Portugal assets, R$263,028 was reclassified to treasury shares.

(v)          Under the exchange agreement entered into with Pharol on September 8, 2014 (Note 27), approved at Pharol’s extraordinary shareholders’ meeting, by the CVM, and at Oi’s extraordinary shareholders’ meeting, on March 30, 2015 the Company conducted a share exchange under which Pharol delivered to PTIF Oi shares divided into 474,348,720 OIBR3 shares and 948,697,440 OIBR4 shares (47,434,872 and 94,869,744 after the reverse stock split, respectively); in exchange, the Company delivered Rio Forte securities to PT SGPS, in the total principal amount of R$3,163 million (€897 million).

(c)               Capital reserves

Capital reserves are recognized pursuant to the following practices:

Special merger goodwill reserve: represents the net amount of the balancing item to goodwill recorded in assets, as provided for by CVM Instruction 319/1999.

Special merger reserve: net assets: represented by: (i) the net assets merged by the Company under the corporate reorganization approved on February 27, 2012 amounting to R$2,309,296; (ii) the net assets merged with and into the Company upon the merger of TmarPart approved on September 1, 2015 amounting to R$122,412 include, primarily, R$20,349 in Cash and cash equivalents, R$112,961 in Deferred taxes, and R$11,166 in Borrowings, pursuant to the provisions of CVM Instruction 319/1999.

As regard TmarPart's net assets, it is worth mentioning that as at June 30, 2015 TmarPart’s recognized in its balance sheet a gain on property, plant and equipment and intangible assets appreciation amounting to R$6,347 million, net of taxes. Based on the events that occurred between June 30, 2015 and the merger date, September 1, 2015, the external technical opinions obtained by the Company, and taking into account the lack of a specific accounting standard on mergers of entities under common control in the accounting practices adopted in Brazil, and the existence of interpretations indicating that upon a merger maintaining or reversing goodwill based on a an asset appreciation gain is an accounting policy option, the Company did not recognize said goodwill in its balance sheet. As prescribed by ICPC 09 (R2), paragraphs 77 and 78 and CVM Instruction 319/1999, the Company filed with the CVM a technical inquiry and on July 29, 2016 received a letter from the the Exchange Commission’s Department of Company Relations ("SEP") replying to the Company’s inquiry. According to the SEP, "goodwill should not be derecognized by TmarPart but, instead, kept in the net assets to be merged with and into Oi, following the valuation basis of the net assets acquired as a result of the business combination between independent parties that took place at the time of the acquisition of Brasil Telecom S.A." The Company is assessing the content of the conclusions stated in said letter, which can be appealed against with the CVM’s Board.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

The Company hereby informs that the recognition of goodwill in its balance sheet as at June 30, 2016 would increase total assets and equity by R$1,165 million (R$1,233 million at December 31, 2015) and decrease loss for the quarter and the six-month period ended June 30, 2016 by R$33 million and R$68 million, respectively, and the amortization for the period (R$4,993 million at December 31, 2015, resulting from the amortization for the year of R$234 million and the recognition of the impairment loss of R$4,759 million), net of taxes.

Investment grant reserve: recognized due to the investment grants received before the beginning of FY 2008 as a balancing item to an asset received by the Company.

Law 8200/91 special inflation adjustment reserve: recognized due to the special inflation adjustments to capital assets, the purpose of which was to offset distortions in inflation adjustment indices prior to 1991.

Interest on works in progress: consists of the balancing item to interest on works in progress incurred through December 31, 1998.

Other capital reserves: consist of the funds invested in income tax incentives before the beginning of FY 2008.

(d)               Profit reserves

Profit reserves are recognized pursuant to the following practices:

Legal reserve: allocation of 5% of profit for the year up to the limit of 20% of capital. This allocation is optional when the legal reserve plus the capital reserves exceeds 30% of capital. This reserve is only used for capital increases or offset losses.

Investments reserve: consists of the balances of profit for the year, adjusted pursuant to Article 202 of Law 6404/76 and allocated after the payment of dividends. The profits for the year used to recognize this reserve were fully allocated as retained earnings by the related shareholders’ meetings in light of the Company’s investment budget and in accordance with Article 196 of the Brazilian Corporate Law.

(e)               Dividends and interest on capital

Dividends are calculated pursuant to the Company’s Bylaws and the Brazilian Corporate Law. Mandatory minimum dividend are calculated in accordance with Article 202 of Law 6404/76, and preferred or priority dividends are calculated pursuant to the Company’s Bylaws.

Preferred shares are nonvoting, except in the cases specified in paragraphs 1-3 of Article 12 of the Bylaws, but are assured priority in the payment of the noncumulative minimum dividends equal to the higher of 6% per year of the amount obtained by dividing capital stock by the total number of shares of the Company or 3% per year of the amount obtained by dividing book equity by the total number of shares of the Company.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

By decision of the Board of Directors, the Company can pay or credit, as dividends, interest on capital pursuant to Article 9, paragraph 7, of Law 9249/1995. The interest paid or credited will be offset against the annual mandatory minimum dividend amount, pursuant to Article 43 of the Bylaws.

At the Company’s Annual Shareholders’ Meeting held on April 28, 2016, the allocation of loss for 2015, amounting to R$4,934,908, to accumulated losses was approved.

(f)                Share issue costs

This line item includes the share issue costs net of taxes amounting to R$377,429, of which R$194,464 is taxes. These costs are related to the following corporate transactions: (1) capital increase, in accordance with the plan for the business combination between the Company and Pharol and (2) the corporate reorganization of February 27, 2012, and (3) merger of TmarPart with and into Oi. These costs directly attributable to the mentioned events are basically represented by expenses on the preparation of prospectus and reports, third-party professional services, fees and commissions, transfer costs, and registration costs.

(g)               Other comprehensive income

We recognize in this line item other comprehensive income, which includes hedge accounting gains and losses, actuarial gains and losses, foreign exchange differences arising on translating the net investment in foreign subsidiaries, including exchange differences in intragroup loans that are part of the net investment in foreign subsidiaries, reclassification adjustments, and the tax effects related to these components, which are not recognized in the statements of profit or loss.

(h)               Basic and diluted earnings (losses) per share

The Company’s Bylaws award different rights to holders of common and preferred shares with respect to dividends, voting rights, and in case of liquidation of the Company. Accordingly, basic and diluted earnings (losses) per share were calculated based on profit (loss) for the period available to common and preferred shareholders.

Basic

Basic earnings (losses) per share are calculated by dividing the profit (loss) attributable to the owners of the Company, available to common and preferred shareholders, by the weighted average number of common and preferred shares outstanding during the period.

Diluted

Diluted earnings (losses) per share are calculated by adjusting the weighted average number of outstanding common and preferred shares, to estimate the dilutive effect of all convertible securities. Currently we do not have any potentially dilutive shares.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

The table below shows the calculations of basic and diluted earnings (losses) per share:

	There-month period ended 06/30/2016	Six-month period ended 06/30/2016	There-month period ended 06/30/2015	Six-month period ended 06/30/2015
Loss from continuing operations	(492,611)	(2,161,217)	(492,689)	(861,561)
Loss for the quarter from discontinued operations (net of taxes)			1,112,506	1,080,061
Profit (loss) attributable to owners of the Company	(492,611)	(2,161,217)	619,817	218,500

Profit (loss) allocated to common shares – basic and diluted	(378,937)	(1,662,499)	473,247	71,930
Profit (loss) allocated to preferred shares – basic and diluted	(113,674)	(498,718)	146,570	146,570

Weighted average number of outstanding shares (in thousands of shares)
Common shares – basic and diluted	519,752	519,752	230,295	254,013
Preferred shares – basic and diluted	155,915	155,915	470,166	517,601

Earnings (losses) per share (in reais):
Common shares – basic and diluted	(0.73)	(3.20)	0.88	0.28
Preferred shares – basic and diluted	(0.73)	(3.20)	0.88	0.28

Loss per share – continuing operations:
Common shares – basic and diluted	(0.73)	(3.20)	(0.70)	(1.12)
Preferred shares – basic and diluted	(0.73)	(3.20)	(0.70)	(1.12)

Earnings per share – discontinued operations:
Common shares – basic and diluted			1.59	1.40
Preferred shares – basic and diluted			1.59	1.40

23.              EMPLOYEE BENEFITS

As at June 30, 2016, the consolidated liabilities referring to retirement benefits recognized in the balance sheet are as follows:

	06/30/2016	12/31/2015
Actuarial assets	137,189	129,881
Current	4,013	753
Non-current	133,176	129,128
Actuarial liabilities	537,264	544,020
Current	125,417	144,589
Non-current	411,847	399,431

(i) As at June 30, 2016, represented basically by the agreement de financial obligations of BRTPREV, amounting to R$536,938, entered into by the Company and Fundação Atlântico intended for the payment of the mathematical provision without coverage by the plan’s assets.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(a)               Pension funds

The Company and its subsidiaries sponsor retirement benefit plans (“pension funds”) for their employees, provided that they elect to be part of such plan, and current beneficiaries. The table below shows the existing pension plans as at June 30, 2016.

Benefit plans	Sponsors	Manager

TCSPREV	Oi, Oi Móvel, BrT Multimídia and Oi Internet	FATL
BrTPREV	Oi, Oi Móvel, BrT Multimídia and Oi Internet	FATL
TelemarPrev	Oi, Telemar, Oi Móvel and Oi Internet	FATL
PAMEC	Oi	Oi
PBS-A	Telemar and Oi	Sistel
PBS-Telemar	Telemar	FATL
PBS-TNCP	Oi Móvel	Sistel
CELPREV	Oi Móvel	Sistel
PAMA	Oi e Telemar	Sistel

Sistel – Fundação Sistel de Seguridade Social

FATL – Fundação Atlântico de Seguridade Social

For purposes of the pension plans described in this note, the Company can also be referred to as the “Sponsor”.

The sponsored plans are valued by independent actuaries at the end of the annual reporting period. For the year ended December 31, 2015, the actuarial valuations were performed by Mercer Human Resource Consulting Ltda. The Bylaws provide for the approval of the supplementary pension plan policy, and the joint liability attributed to the defined benefit plans is ruled by the agreements entered into with the pension fund entities, with the agreement of the National Pension Plan Authority (PREVIC), as regards the specific plans. PREVIC is the official agency that approves and oversees said plans.

The sponsored defined benefit plans are closed to new entrants because they are close-end pension funds. Participants’ and the sponsors’ contributions are defined in the funding plan.

Actuarial liabilities are recognized for the sponsored defined benefit plans that report an actuarial deficit. For the plans that report an actuarial surplus, assets are recorded when there is an express authorization for offsetting them against future employer contributions.

The obligations in the balance as at June 30, 2016 were recognized based on the actuarial studies for base date December 31, 2015, prepared using the “Projected Unit Credit Method”. The main actuarial assumptions taken into consideration in the actuarial studies as at December 31, 2015 and June 30, 2016 after the revision of the discount rates are as follows:

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	PENSION PLANS							MEDICAL CARE PLANS
	BrTPREV	TCSPREV	PBS-Telemar	TelemarPrev	PBS-A	PBS-TNCP	CELPREV	PAMEC	PAMA
Nominal discount rate of actuarial liability	13.10%	13.10%	13.10%	13.10%	13.10%	13.10%	13.10%	13.10%	13.10%
Estimated inflation rate	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%
Estimated nominal salary increase index	5.5% to 6.12%	5.5% to 6.00%	5.50%	5.5% to 7.09%	N.A.	10.61%	5.50%	N.A.	N.A.
Estimated nominal benefit growth rate	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	5.50%	N.A.	N.A.
Total expected rate of return on plan assets	13.10%	13.10%	13.10%	13.10%	13.10%	13.10%	13.10%	N.A.	13.10%
General mortality biometric table	AT-2000	AT-2000	AT-2000	AT-2000	AT-2000	AT-2000	AT-2000	AT-2000	AT-2000
Biometric disability table	Zimmermann Nichzugs	Zimmermann Nichzugs	Zimmermann Nichzugs	Zimmermann Nichzugs	Zimmermann Nichzugs	Zimmermann Nichzugs	Zimmermann Nichzugs	Zimmermann Nichzugs	Zimmermann Nichzugs
Biometric disabled mortality table	Winklevoss	Winklevoss	Winklevoss	Winklevoss	Winklevoss	Winklevoss	Winklevoss	Winklevoss	N.A.
Turnover rate	5.10%	4.40%	Nil	5.10%	N.A.	Nil	Nil	N.A.	N.A.
Starting age of the benefits	57 years	57 years	57 years	55 years	N.A.	57 years	55 years	N.A.	N.A.
Nominal medical costs growth rate	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	8.67%	8.67%

The main movements in the actuarial liabilities related to pension plans in the period ended June 30, 2016 were as follows:

Balance at December 31, 2015	544,020
Pension plan costs, net	43,244
Payments, contributions and reimbursements	(50,000)
Balance at June 30, 2016	537,264

The main movements in the actuarial assets related to the pension plans in the period ended June 30, 2016 were as follows:

Balance at December 31, 2015	129,881
Pension plan income, net	8,507
Actuarial gains (losses), net	2,166
Payments, contributions and reimbursements	(3,365)
Balance at June 30, 2016	137,189

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

24.              SEGMENT INFORMATION

The Company’s management uses operating segment information for decision-making. The Company identified only one operating segment that corresponds to the telecommunications business in Brazil.

In addition to the telecommunications business in Brazil, the Company conducts other businesses that individually or in aggregate do not meet any of the quantitative indicators that would require their disclosure as reportable business segments.These businesses refer basically to the following companies: Mobile Telecommunications Limited in Namibia, Companhia Santomense de Telecomunicações, Listas Telefónicas de Moçambique, ELTA – Empresa de Listas Telefónicas de Angola, and Timor Telecom, which provide fixed and mobile telecommunications services and publish telephone directories, and which have been consolidated since May 2014.

The revenue generation is assessed by Management based on a view segmented by customer, into the following categories:

•         Residential Services, focused on the sale of fixed telephony services, including voice services, data communication services (broadband), and pay TV;

•         Personal Mobility, focused on the sale of mobile telephony services to subscription and prepaid customers, and mobile broadband customers; and

•         SMEs/Corporate, which includes corporate solutions offered to our small, medium-sized, and large corporate customers.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Telecommunications in Brazil

In preparing the financial information for this reportable segment, the transactions between the companies included in the segment have been eliminated. The financial information of this reportable segment of the periods ended June 30, 2016 and 2015 is as follows:

	There-month period ended
	06/30/2016	06/30/2015
Residential	2,411,313	2,459,916
Personal mobiliy	1,944,072	2,017,639
SMEs/Corporate	1,908,464	2,001,289
Other services and businesses	58,689	75,966
Net operating revenue	6,322,538	6,554,810
Operating expenses
Depreciation and amortization	(1,286,463)	(1,219,397)
Interconnection	(214,822)	(426,991)
Personnel	(721,250)	(596,037)
Third-party services	(1,577,093)	(1,574,043)
Grid maintenance services	(506,436)	(490,084)
Handset and other costs	(50,990)	(35,979)
Advertising and publicity	(130,891)	(90,954)
Rentals and insurance	(1,059,744)	(811,248)
Provisions/reversals	(289,502)	(268,897)
Allowance for doubtful accounts	(163,695)	(178,623)
Taxes and other expenses	(163,914)	(265,704)
Other operating income, net	(84,681)	(47,756)
OPERATING INCOME BEFORE FINANCIAL INCOME (EXPENSES) AND TAXES	73,057	549,097

Financial income (expenses)
Financial income	217,815	433,581
Financial expenses	1,050,548	(1,654,813)

PRETAX INCOME	1,341,420	(672,135)

Income tax and social contribution	(1,349,762)	157,954

LOSS FOR THE QUARTER FROM CONTINUING OPERATIONS	(8,342)	(514,181)

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	Six-month period ended
	06/30/2016	06/30/2015
Residential	4,804,824	4,950,796
Personal mobiliy	3,976,081	4,276,447
SMEs/Corporate	3,973,817	4,022,201
Other services and businesses	106,355	146,146
Net operating revenue	12,861,077	13,395,590
Operating expenses
Depreciation and amortization	(2,614,326)	(2,392,679)
Interconnection	(562,273)	(930,610)
Personnel	(1,378,160)	(1,187,725)
Third-party services	(3,091,604)	(3,106,426)
Grid maintenance services	(984,130)	(941,560)
Handset and other costs	(112,968)	(173,637)
Advertising and publicity	(218,434)	(124,173)
Rentals and insurance	(2,144,466)	(1,687,219)
Provisions/reversals	(494,457)	(492,041)
Allowance for doubtful accounts	(290,496)	(324,148)
Taxes and other expenses	(453,930)	(683,414)
Other operating income, net	(94,677)	(47,756)
OPERATING INCOME BEFORE FINANCIAL INCOME (EXPENSES) AND TAXES	421,156	1,304,202

Financial income (expenses)
Financial income	401,538	731,488
Financial expenses	(1,039,030)	(3,222,861)

PRETAX INCOME	(216,336)	(1,187,171)

Income tax and social contribution	(1,460,212)	297,578

PROFIT (LOSS) FOR THE QUARTER FROM CONTINUING OPERATIONS	(1,676,548)	(889,593)

Reconciliation of revenue and profit (loss) for the quarter and information per geographic market

In the periods ended June 30, 2016 and 2015, the reconciliation of the segment telecommunications in Brazil revenue and total consolidated revenue is as follows:

	There-month period ended
	06/30/2016	06/30/2015
Net operating revenue
Revenue related to the reportable segment	6,322,538	6,554,810
Revenue related to other businesses	201,591	228,976
Net operating revenue	6,524,129	6,783,786

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

	Six-month period ended
	06/30/2016	06/30/2015
Net operating revenue
Revenue related to the reportable segment	12,861,077	13,395,590
Revenue related to other businesses	418,163	428,131
Net operating revenue	13,279,240	13,823,721

In the periods ended June 30, 2016 and 2015, the reconciliation between the profit (loss) before financial income (expenses) and taxes of the segment telecommunications in Brazil and the consolidated profit (loss) before financial income (expenses) and taxes is as follows:

	There-month period ended
	06/30/2016	06/30/2015
Profit before financial income (expenses) and taxes
Telecommunications in Brazil	73,057	549,097
Other businesses	25,917	77,413
Income before financial income (expenses) and taxes	98,974	626,510

	Six-month period ended
	06/30/2016	06/30/2015
Profit before financial income (expenses) and taxes
Telecommunications in Brazil	421,156	1,304,202
Other businesses	70,337	115,179
Income before financial income (expenses) and taxes	491,493	1,419,381

Total assets, liabilities and tangible and intangible assets per geographic market as at June 30, 2016 are as follows:

	06/30/2016
	Total assets	Total liabilities	Tangible assets	Intangible assets	Capital expenditures on tangible and intangible assets
Brazil	71,353,277	65,400,515	25,519,183	3,482,024	2,087,398
Other, primarily Africa	5,822,384	519,935	396,763	744,043	86,257

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

25.              RELATED-PARTY TRANSACTIONS

Transactions with jointly controlled entities, associates, and unconsolidated entities

	06/30/2016	12/31/2015
Accounts receivable and other assets	4,942	4,916
Other entities	4,942	4,916

	06/30/2016	12/31/2015
Accounts payable and other liabilities	38,320	53,246
Hispamar	35,633	52,425
Other entities	2,687	821

	There-month period ended
	06/30/2016	06/30/2015
Revenue
Revenue from services rendered	15	8.802
Contax (i)		8,617
TODO		145
Other entities	15	40

	Six-month period ended
	06/30/2016	06/30/2015
Revenue
Revenue from services rendered	39	16.500
Contax (i)		16,169
TODO		276
Other entities	39	55

	There-month period ended
	06/30/2016	06/30/2015
Costs/expenses
Operating costs and expenses	(61,241)	(9,654)
Veotex		(2,530)
TODO		(7,124)
Hispamar	(50,970)
Other entities	(10,271)

	Six-month period ended
	06/30/2016	06/30/2015
Costs/expenses
Operating costs and expenses	(131,668)	(19,412)
Veotex		(4,953)
TODO		(14,459)
Hispamar	(112,991)
Other entities	(18,677)

(i) As a result of the TmarPart downstream merger in September 2015 and voting right dilution events, Contax is no longer reported as a Company related party, pursuant to CPC 5 requirements.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

The balances and transactions with jointly controlled entities, associates, and unconsolidated entities result from business transactions carried out in the normal course of operations, namely the provision of telecommunications services by the Company to these entities and the acquisition of these entities’ contents and the lease of their infrastructure.

Under the terms of the agreements entered into Company and Pharol aimed at the union of their share bases, a set of Pharol’s assets and liabilities were transferred to the Company, which assumed the compensation or payment obligation of possible incurred contingencies. In the first half of 2016 the Company paid to third parties contingencies incurred by Pharol amounting to €5.5 million and as at June 30, 2016 it hell in judicial deposits and an escrow deposit in favor of third parties amounting to €21.6 million, and was the guarantor in certain bank guarantees of Pharol, on account of lawsuits, amounting to €187.4 million.

Compensation of key management personnel

The compensation of the officers responsible for planning, managing and controlling the Company's activities, including the compensation of the directors and executive officers, totaled R$28,744 (R$12,691 at June 30, 2015).

26.              HELD-FOR-SALE ASSETS

Sale of PT Portugal shares to Altice

On December 9, 2014, the Company and Altice entered into a purchase and sale agreement of all PT Portugal shares to Altice, basically involving the operations conducted by PT Portugal in Portugal and in Hungary.

On January 22, 2015, Pharol shareholders approved the sale by Oi of all PT Portugal shares to Altice, under the terms and conditions of the Share Purchase and Sale Agreement. Accordingly, the suspensive condition provided for in said agreement to its effectiveness was implemented.

On June 2, 2015, the sale by Oi to Altice of its entire stake in PT Portugal was completed. Altice Portugal paid a total of €5,789 million for PT Portugal, of which €4,920 million were received in cash by Oi and PTIF and €869 million were immediately allocated to settle PT Portugal euro-denominated debt. There is also a provision for the payment of an earn-out of €500 million related to PT Portugal’s future generation of revenue and Oi provided a set of guarantees and representations usual in this type of agreements to the buyer.

Approval of preparatory actions for the sale of Africatel

At the Board of Directors’ meeting held on September 16, 2014, Oi’s management was authorized to take all the necessary actions to divest Oi’s stake in Africatel, representing 75% of Africatel’s share capital, and/or dispose of its assets. Oi will lead the sale process, even though we believe that it would be in the best interests of both Africatel shareholders to maximize the value of their investments, that this sale be coordinated with Samba Luxco, a Helios Investors L.P. affiliate that holds the remaining 25% of Africatel’s share capital. Oi is committed to working with its local partners and each one of the operating companies where Africatel holds investments to ensure a coordinated transition of its interests in these companies.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Notwithstanding the above, our indirect subsidiary Africatel GmbH & Co. KG (“Africatel GmbH”), direct holder of the Oi’s investment in Africatel, received on September 16, 2014 a letter from Samba Luxco, where Samba Luxco exercised an alleged right to sell the shares it holds in Africatel (put option), pursuant to Africatel’s shareholders’ agreement. According to this letter, this put option results from the indirect transfer of Africatel shares, previously indirectly held by Pharol, to the Company as the payment for the capital increase made in May 2014. In the letter, Samba Luxco purported to exercise the alleged put right and thereby require Africatel GmbH to acquire its shares in Africatel.

The Company believes that there was not any action or event that, under Africatel’s shareholders’ agreement terms, would trigger the right to exercise the put option. Accordingly, without prejudice to the value the Company attributes to maintaining a relationship of mutual respect with Samba Luxco, Africatel GmbH intends to challenge the exercise of this put option by Samba Luxco in the current circumstances, which, pursuant to Africatel’s shareholders’ agreement, which was duly notified in Africatel GmbH’s reply to Samba Luxco’s letter, on September 26, 2014.

Thus, on November 12, 2014, the International Court of Arbitration of the International Chamber of Commerce notified Africatel GmbH that Samba Luxco had commenced arbitral proceedings against Africatel GmbH to enforce its purported put right or, in the alternative, certain ancillary rights and claims. Africatel GmbH presented its answer to Samba Luxco’s request for arbitration on December 15, 2014. The arbitral tribunal was constituted on March 12, 2015 and Africatel GmbH filed its defense on October 9, 2015.

At the same time it intended to vigorously defend Africatel GmbH in this proceeding, Oi also focused its efforts on the sale of Africatel and/or its assets, since the Company believed that if this goal was successfully met, the initiated arbitration proceeding would lose its purposes.

On June 16, 2016, PT Participações, Africatel GmbH and Africatel, and Company subsidiaries, entered into a series of contractual agreements with Samba Luxco, with the primary purpose of settling and terminate the arbitration proceeding.

The agreements entered into include the amendments to Africatel’s Shareholders’ Agreement and a Settlement and Share Exchange Agreement, under which Samba Luxco shall, upon the implementation of the agreement: (i) terminate the ongoing arbitration proceeding and exempt Oi’s subsidiaries with regard to all the past and current demands related to alleged breaches of Africatel’s Shareholders’ Agreement and raise in the arbitration proceeding, (ii) waive certain approval rights it has under Africatel’s Shareholders’ Agreement, and (iii) transfer to Africatel 11,000 Africatel shares, each of each with a part value of €1.00, thus decreasing Samba Luxco’s stake in Africatel from 25% to 14%. In exchange, Africatel BV shall transfer to Samba Luxco its current stake of approximately 34% in the capital of the Namibian telecommunications operator MTC.

The agreement’s implementation is subject to obtaining the necessary regulatory and antitrust approvals.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

With regard to Africatel’s indirect stake in Unitel, through its subsidiary PT Ventures, it is worth noting that on October 13, 2015, PT Ventures initiate the arbitration proceeding against Unitel’s shareholders as a result of the violation by the latter of several rules of Unitel’s shareholders’ agreement and the Angolan law, including the fact that such shareholders caused Unitel not to pay the dividends paid to PT Ventures and retain the information and clarifications on such payment. Additionally, on October 20, 2015, PT Ventures filed an action for a declaration of sentence against Unitel with an Angolan court, claiming the recognition of PT Ventures’ right to receive the outstanding dividends declared in 2010, and the dividends for the years 2011, 2012, and 2013.

The other shareholders of Unitel have asserted to PT Ventures that they believe that Pharol’s sale of a non‑controlling interest in Africatel to Samba Luxco in 2007 constituted a breach the Unitel shareholders’ agreement. PT Ventures disputes this interpretation of the relevant provisions of the Unitel shareholders’ agreement and believes that such provisions apply only to a transfer of Unitel shares by PT Ventures itself. By the date of this report, the Company had not been notified of any proceedings initiated with respect to Pharol’s sale of a non‑controlling stake in Africatel to Samba Luxco.

The assets and of the African operations are stated at the lower of their carrying amounts and their fair values less costs to sell.

The African operations are consolidated in the statement of profit or loss since May 5, 2014.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

The main components of the assets for held sale and liabilities associated to assets held for sale of the African operations are as follows:

	Operations in Africa
	06/30/2016	12/31/2015
Held-for-sale assets	5,822,384	7,686,298
Cash, cash equivalents and cash investments	291,900	214,413
Accounts receivable	156,082	217,992
Dividends receivable (i)	1,976,162	2,042,191
Available-for-sale financial asset (ii)	2,174,998	3,541,314
Other assets	121,614	230,318
Investments	19,753	61,425
Property, plant and equipment	396,763	466,049
Intangible assets	197,093	356,900
Goodwill (iii)	488,019	555,696

Liabilities directly associated to assets held for sale	519,935	745,000
Borrowings and financing	4,758	9,557
Trade payables	39,460	85,730
Provisions for pension plans	648	923
Other liabilities	475,069	648,790

Non-controlling interests (iv)	822,689	1,190,547

Total assets held for sale and liabilities associated to assets held for sale	4,479,760	5,750,751
Intragroup eliminations	(410,063)	(295,489)
Total assets held for sale – Parent company	4,069,697	5,455,262
Investments in Africa	4,069,697	5,455,262

(i)            Refers to dividends receivable from Unitel. The Company’s recognizes dividends not yet received based on the expected recoverable amount and takes into account, for this valuation, the existence of lawsuits filed to collect these amounts, the expected favorable decisions on these lawsuits, and the existence of cash at Unitel for the payment of these dividends. The dividends not paid by Unitel to PT Ventures refer to fiscal years 2010, 2011, 2012, 2013, and 2014, nominal totaling US$737 million, including 12.6 billion Kwazas recognized in 2016 related to the dividends for fiscal year 2014;

(ii)          Refers mainly to the fair value of the indirect interest financial investment of 25% of Unitel’s share capital, classified as held for sale. The fair value of this investment is estimated based on the internal valuation made, including cash flows forecasts for a four-year period, the choice of a growth rate to extrapolate the cash flows projections, and definition of appropriate discount rates. The Company has the policy of monitoring and periodically updating the main assumptions and material estimates used in the fair value measurement, and also takes into consideration in this assessment possible impacts of actual events related to the investment, notably the lawsuits filed against Unitel and its shareholders in 2015. As at June 30, 2016 and in the context of the updating of assumptions referred to above, the fair value of the investment in Unitel was R$2,092 million (R$3,436 million at December 31, 2015), which reported a loss of R$839 million for the first half of 2016 (R$2,208 million for the year ended December 31, 2015). The Company believes that the fair value measured under the Discounted Cash Flows method and using the discount rate assumptions (from 15.5% to 17.5%), foreign exchange rates, and other Angolan official financial indicators, corresponds to the best estimate of the realizable value of the investment in Unitel.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(iii)        In 2015, the Company conducted the annual impairment test of its assets related to the operations in Africa and recognized a loss on goodwill amounting to R$89,176.

(iv)        Represented mainly by the Samba Luxco’s 25% stake in Africatel Holdings, BV and, consequently, in its net assets.

27.              OTHER INFORMATION

(a)               Acquisition of investments - ARM Engenharia

In October 2012, the Company and some of its subsidiaries entered into a service agreement with ARM Tecnologia e Serviços de Entenharia S.A. (“ARM Engenharia”) for the installation, operation, and corrective and preventive maintenance of the outside plant and related equipment of Oi and its subsidiaries, payphones, and the fiber optics and data communication networks (including broadband access services) in the States of Maranhão, Piauí, Ceará, Rio Grande do Norte, Paraíba, Pernambuco, Alagoas, Sergipe, Bahia, Amazonas, Roraima, Pará, Amapá, Rio Grande do Sul, Paraná, and Santa Catarina, and in January 2012, in the State of São Paulo.

In October 2012, the Company and some of its subsidiaries entered into a service agreement with ARM Tecnologia e Serviços de Entenharia S.A. (“ARM Engenharia”) for the installation, operation, and corrective and preventive maintenance of the outside plant and related equipment of Oi and its subsidiaries, payphones, and the fiber optics and data communication networks (including broadband access services) in the States of Maranhão, Piauí, Ceará, Rio Grande do Norte, Paraíba, Pernambuco, Alagoas, Sergipe, Bahia, Amazonas, Roraima, Pará, Amapá, Paraná, and Santa Catarina.

In April and May 2016, Serede - Serviços de Rede S.A. (“Serede”), indirect wholly-owned subsidiary of the Company, acquired the corporate units of ARM Engenharia nos Estados do Rio Grande do Sul, Santa Catarina, and Paraná, and started to manage and conducting operations. Also in May 2016, Serede entered into with the shareholders of ARM Engenharia an agreement for the acquisition of all ARM Engenharia shares. The transaction was completed on June 27, 2016, after the compliance of the conditions precedent established in the agreement, common to similar transactions, including the completion of the legal and financial due diligence at ARM Engenharia, and the approval by the Administrative Economic Defense Council. On the same date, the corporate name of ARM Engenharia was changed to Rede Conecta – Serviços de Rede S.A.(“Rede Conecta”).

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

The acquisition of the assets and liabilities of Rede Conecta was recognized using the acquisition method, as prescribed by CPC 15, taking into account the fair value of the provisional identifiable assets and liabilities, resulting in preliminary goodwill arising on the acquisition amounting to R$368,428. During the measurement period, the Company will value the necessary adjustments and the provisional amounts of the identifiable assets and liabilities.

(b)               Rio Forte securities

On June 30, 2014, the Company was informed, through a notice disclosed by Pharol, of the investment made by PTIF and PT Portugal, companies contributed by Pharol to Oi in the capital increase, in a commercial paper of Rio Forte Investments S.A. (“Securities” and “Rio Forte”, respectively), a company part of the Portuguese group Espírito Santo (“GES”), when both PTIF and PT Portugal were Pharol subsidiaries.

According to said notice, the Securities had been issued in the total amount of €897 million, and bore average annual interest of 3.6% and matured on July 15 and July 17, 2014 (€847 and €50 million, respectively), stressing that since April 28, 2014 no other investment and/or renewal of this type of investments had been made.

Both PT Portugal and PTIF (collectively “Oi Subsidiaries”) became Company subsidiaries due to the assignment of all PT Portugal shares to the Company by Pharol, on May 5, 2014, to pay in the Company’s capital increase approved on April 28 and 30, 2014.

The Securities matured in July 2014 and subsequent the cure period for payment of the securities ended without Rio Forte paying the amount due. The Luxembourg Commercial Court denied Rio Forte’s request for controlled management on October 17, 2014 and Rio Forte’s bankruptcy was declared on December 8, 2014.

Agreements entered into by the Company, TmarPart, and Pharol related to the cash investments made in Rio Forte commercial papers

On September 8, 2014, after obtaining the due corporate approvals, the Company, the Oi Subsidiaries, TmarPart, and Pharol entered into definitive agreements related to the investments made in the Securities. The agreements provided for (i) an exchange (the “Exchange”) through which Oi Subsidiaries transferred the Securities to Pharol in exchange for preferred shares and common shares of the Company and held by Pharol, as well as (ii) the assignment by Oi Subsidiaries of a call option on the Company shares to the benefit of PT (“Call Option”).

On March 26, 2015, in order to comply with the conditions presented by the CVM’s Board to grant the waivers necessary for the implementation of the Share Exchange and Put Option, according to the decision issued on March 4, 2015, the Company held a Shareholders’ Meeting which approved the terms and conditions of the Share Exchange and Put Option agreements.

On March 31, 2015, the Company announced in a Material Fact Notice, the consummation of the Exchange, under which Pharol delivered to the Oi Subsidiaries Oi unencumbered shares corresponding to 47,434,872 OIBR3 (common shares) and 94,869,744 OIBR4 (preferred shares) (“Exchanged Shares”); and in exchange Oi, through PTIF, delivered the Securities to Pharol, totaling €897 million, with no money involved.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

With implementation of the Exchange, Pharol became the holder of the Securities and the sole responsible for negotiating with Rio Forte and the decisions related to the Securities, and the Company is responsible for the supporting documentation to Pharol to take the necessary actions to collect the receivables represented by the Securities.

As a result of the consummation of the Exchange, Pharol’s direct interest in Oi decreased from 104,580,393 common shares and 172,025,273 preferred shares, representing 37.66% of the voting capital (ex-treasury) and 32.82% of the total capital of Oi (ex-treasury) to 57,145,521 common shares and 77,155,529 preferred shares, representing 24.81% of the voting capital (ex-treasury) and 19.17% of the total capital of Oi (ex-treasury).

Main terms of the Call Option for the Purchase of Shares (“Option Contract”)

Under the Call Option Agreement entered into on September 8, 2014 by Pharol, PTIF, PT Portugal, Oi, and TmarPart, and amended on March 31, 2015, the call option became exercisable with the consummation of the Exchange, beginning March 31, 2015, at any time, during a six-year period.

Under the terms of the Call Option Agreement, the Call Option will involve 47,434,872 Oi common shares and 94,869,744 Oi preferred shares (“Shares Subject to the Option”) and can be exercised, in whole or in part, at any time, pursuant to the following terms and conditions:

(i) Term: six (6) years, noting that Pharol’s right to exercise the Option on the Shares Subject to the Option will be reduced by the percentages below:

Date of Reduction	% of Shares Subject to the Option that cease to the subject to the Option each year
As from 03/31/2016	10%
As from 03/31/2017	18%
As from 03/31/2018	18%
As from 03/31/2019	18%
As from 03/31/2020	18%
As from 03/31/2021	18%

(ii) Exercise Price: R$1.8529 per Company preferred share and R$2.0104 per Company common share, before the reverse share split approved on November 18, 2014, as adjusted by the interbank deposit rate (CDI), plus 1.5% per annum, calculated on a pro rata temporis basis, from the date of the Exchange to the date of the effective payment of each exercise price, in whole or in part, of the Option. The exercise price of the shares will be paid in cash, at the transfer date of the Shares Subject to the Option.

By March 31, 2016, Pharol had not exercised the Option, in whole or in part, on the Shares Subject to the Option. Accordingly, beginning on this date, 4,743,487 Company common shares and 9,486,974 Company preferred shares, equivalent to 10% of the Shares Subject to the Option, are no longer subject to this call option.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

Oi is not required to maintain the Exchanged Shares in treasury. In the event that PTIF or any of Oi’s subsidiaries do not hold, in treasury, a sufficient number of Shares Subject to the Option to transfer to Pharol, the Option may be financially settled through payment by the Oi Subsidiaries of the amount corresponding to the difference between the market price of the Shares Subject to the Option and the respective exercise price corresponding to these shares.

While the Option is effective, Pharol may not purchase Oi shares, directly or indirectly, in any manner other than by exercising the Option. Pharol may not transfer or assign the Option, nor grant any rights under the Option, including security, without the consent of Oi. If Pharol issues, directly or indirectly, derivatives that are backed by or referenced to Oi shares, it shall immediately use the proceeds derived from such a derivative transaction, directly or indirectly, to acquire the Shares Subject to the Option.

Oi may terminate the Option if (i) the Bylaws of Pharol are amended voluntarily to remove or amend the provision that limits the voting right to 10% of all votes corresponding to the capital stock of Pharol; (ii) Pharol directly or indirectly engages in activities that compete with the activities of Oi or its subsidiaries in the countries in which they operate; (iii) Pharol violates certain obligations under the Option Contract.

On March 31, 2015, the Option Agreement was amended to provided for (i) the possibility of Pharol assigning or transferring the Call Option, regardless of previous consent by Oi, provided that such assignment or transfer covers at least ¼ of the Shares Subject to the Option, and Pharol can freely use the use the proceeds of such transactions, (ii) the possibility of Pharol, subject to previous, written consent from Oi, creating or granting any rights arising on the Call Option or, pledging the guarantees supported by the Call Option, and (iii) the grant of a right of first refusal to Oi for the acquisition of the Call Option, should Pharol wish to sell, assign, transfer, contribute the capital of another entity, transmit, or otherwise sell or dispose of the Call Option.

This amendment has been executed with a suspensive condition and would only be effective after an authorization from the CVM to amend the Option Agreement were granted. However, at a meeting held on December 16, 2015, the CVM’s board decided to refuse the entire request filed by the Company for waiver of the requirements of CVM Instructions 10/1980 and 390/2003 to amend the Option Agreement.

These Instructions determine that the acquisition and sale of shares of a publicly held company must be conducted in a stock exchange and that the stock options transactions of a publicly held company must be conducted in the markets where the company’s shares are traded, and interdicts any private transactions. The waiver of these requirements would allow the enforcement of the provisions of the amendment to the Call Option Agreement related to (i) the possibility of privately transferring the Call Option from Pharol to Oi; (ii) granting a right of first refusal to Oi to acquire the Call Option; and (iii) the possibility of making the payment of the Option acquisition price in Oi shares, if the right of first refusal if exercised.

As at June 30, 2015, the fair value of the Call Option is estimated at R$3.5 million calculated by the Company using the Black‑Scholes model and theoretical share volatility assumptions, using the Revenue Approach valuation technique provided for by paragraphs B10 and B11 of CPC 46 Fair Value Measurement.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(c)               New York Stock Exchange (NYSE) Listing Rule

In September 2015, the Company was notified by the NYSE that Oi was not complying with the continued listing rule, which requires that the average closing price of the listed securities of a company cannot go below US$1.00 per share in any consecutive 30-day trading period.

On January 22, 2016, in order to comply with the minimum share price requirement established by NYSE, Oi disclosed a Notice to the Market announcing the change in Company’s common shares ratio of the Depositary Receipts Program, Level II, Sponsored (“Common DR”) so that each Common DR, which was previously one (1) common share, represents five (5) common shares as from February 1, 2016.

(d)               CEO

On June 10, 2016, Mr. Bayard De Paoli Gontijo delivered his resignation as the Company’s CEO. On the same date, the Board of Directors elected, to replace Mr. Bayard De Paoli Gontijo, Mr. Marco Norci Schroeder as Oi’s CEO, who will also act as Chief Financial Administrative Officer, a position he currently holds.

(e)               Lawsuits in the Netherlands

Syzygy Capital Management, Ltd.; Loomis Sayles Strategic Income Fund; some Italian Bond Holders (SANDRO BOSCOLO BRAGADIN, STEFANO CRISPO, PAOLO DENICOLI, IVANO FALCERI, ALEX LO FURNO, DARIO FARINA, ALDO FAZZINI, WALTER MASONI, SALVATORE LUCIO MARCUCCIO, LUCA MARSILI, ANIELLO MATRONE, VINCENZO MATRONE, MARIO PARCIANELLO, FRANCESCA RISICATO, ANTONIO SCALZULLO, GIOVANNI MARCHESELLI, NADIA BENEDETT); and some Bond Holders (ALLESANDRO CALLEGARI, STEFANO CAPODARCA, BANCO CONSULIA S.P.A., VALENTINA BASSO AND PIERO BASSO)  have filed each up to the present date a petition for a declaration of bankruptcy of Oi Brasil Holdings Coöperatief U.A. with the District Court of Amsterdam which are filed on June 27, 2016, on July 8, 2016, on July 11, 2016 and on July 15, 2016 respectively.

28.              SUBSEQUENT EVENTS

(a)               Retail Bond – PTIF (Issuer)

In the context of the processing of the judicial reorganization, the Oi Companies are required to file a recovery plan and, as a rule, any payment related to debts originated before the judicial reorganization processing request (dated June 20, 2016), including those related to the Notes, will have to be made in under the recovery plan, to be submitted to the creditors’ approval and ratified by the court. Thus, no payments will be made on the Notes’ maturity date.

The Issuer will promptly report any material development to the holders of the Notes that results from the judicial reorganization processing.

Oi S.A. – under Judicial Reorganization and Subsidiaries

Notes to the Consolidated Quarterly Information

For the Periods Ended June 30, 2016 and 2015

(In thousands of Brazilian reais - R$, unless otherwise stated)

(b)               Action to stay payments of Oi Holanda

On August 9th, due to the risk that the Judicial Restructuring proceedings would not be directly recognized in the Netherlands, e.g on the basis of any treaty or regulation, Oi Brasil Holdings Cooperatif U.A., filed a petition for suspension of payments (“verzoekschrift tot aanvragen surseance van betaling”) with the District Court of Amsterdam and simultaneously submitted the draft composition plan (“akkoord”).